EXECUTION VERSION EXHIBIT 10.1
AMENDMENT NO. 4
Dated as of May 12, 2023
to
CREDIT AGREEMENT
Dated as of April 15, 2019
THIS AMENDMENT NO. 4 (this “Amendment”) is made as of May 12, 2023 by JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent’), under that certain Credit Agreement, dated as of April 15, 2019, by and among Bio-Rad Laboratories, Inc. (the “Borrower”), the Lenders and the Administrative Agent (as in effect immediately prior to giving effect to this Amendment, the “Existing Credit Agreement”, and as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, based on the regulator announcements described in Section 1.3 of the Existing Credit Agreement, the Benchmark Replacement Date for the LIBOR-based benchmark for Dollars is anticipated to occur immediately after June 30, 2023;
WHEREAS, pursuant to Section 3.3(b)(x) of the Existing Credit Agreement, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes under the Credit Agreement and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, the Credit Agreement or any other Loan Document;
WHEREAS, pursuant to clause (1) of the definition of “Benchmark Replacement” in the Existing Credit Agreement, the Benchmark Replacement for Loans denominated in Dollars shall be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
WHEREAS, in connection with the implementation of a Benchmark Replacement, the Administrative Agent has the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in the Credit Agreement or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to the Credit Agreement or any other Loan Document;
WHEREAS, this Amendment constitutes Benchmark Replacement Conforming Changes with respect to the replacement of the LIBO Rate denominated in Dollars with Term SOFR;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent hereby agrees as follows:
1.Amendments to the Credit Agreement. Effective as of the date set forth in Section 2 hereof, and subject to the satisfaction or waiver of the conditions precedent set forth in Section 2 below, the Existing Credit Agreement (including the Pricing Schedule, but excluding all other Exhibits and Schedules which shall remain in the form most recently delivered) is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Exhibit A hereto (the Existing Credit Agreement as so modified and amended, collectively, the “Amended Credit Agreement”).
2.Conditions of Effectiveness. Subject to the Administrative Agent’s execution and delivery of a counterpart hereto on the date hereof, this Amendment shall become effective on July 1, 2023 (unless, contrary to expectations, the Benchmark Replacement Date for LIBOR-based Dollars does not occur on such date).
3.Reference to and Effect on the Credit Agreement.
(a)Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.
(b)This Amendment and the transactions contemplated hereby shall not limit or diminish the obligations of the Borrower arising under or pursuant to the Credit Agreement and the other Loan Documents. Except as specifically modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
(d)Without in any way limiting the foregoing, this Amendment is not intended to and shall not constitute a novation of the Loan Documents or any obligations arising thereunder or in connection therewith.
(e)This Amendment is a Loan Document.
4.Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.
5.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
6.Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person. Delivery of an executed counterpart of a signature page of this Amendment by fax, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. For the avoidance of doubt, the provisions of Article XIV of the Credit Agreement apply to this Amendment.
7.Notice Under Section 3.3(e). Delivery of a copy of this Amendment to the Company and the Lenders (including pursuant to an Electronic Systems or other electronic transmission) shall constitute notice to any such Person under Section 3.3(e) of the Credit Agreement of the implementation of the Benchmark Replacements and the effectiveness of the Benchmark Replacement Conforming Changes, in each case, referenced herein.
[Signature Pages Follow]

    2

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By: /s/ Charles W. Shaw_______________________________
Name: Charles W. Shaw
Title: Vice President
Signature Page to Amendment No. 4 to
Credit Agreement dated as of April 15, 2019
Bio-Rad Laboratories, Inc.

EXHIBIT A

Amended Credit Agreement

[Attached]

~~AMENDMENT NO. 3~~EXHIBIT A
CREDIT AGREEMENT
dated as of April 15, 2019,
as amended by that certain Amendment No. 1, dated as of November 15, 2021, as amended by that certain Amendment No. 2, dated as of April 15, 2022,
~~and~~ as amended by that certain Amendment No. 3, dated as of February 1, 2023, and as amended by that certain Amendment No. 4, dated as of May 12, 2023 among
BIO-RAD LABORATORIES, INC.,
THE LENDERS,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BANK OF AMERICA, N.A.,
HSBC BANK USA, NATIONAL ASSOCIATION, and
MUFG UNION BANK, N.A.,
as Co-Syndication Agents,
and
CITIBANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Documentation Agents,
___________________________________________________________________________
JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger and Sole Book Runner
___________________________________________________________________________

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TABLE OF CONTENTS
    Page
ARTICLE I
DEFINITIONS    1
1.1.    Defined Terms    1
1.2.    Terms Generally    ~~23~~31
1.3.    Interest Rates; ~~LIBOR~~Benchmark Notification    ~~24~~31
ARTICLE II
THE CREDITS    ~~24~~32
2.1.    Revolving Loans    ~~24~~32
2.2.    Repayment    ~~25~~33
2.3.    Ratable Loans; Types of Advances    ~~25~~33
2.4.    Letters of Credit    ~~25~~33
2.5.    [Intentionally Omitted]    ~~29~~37
2.6.    Commitment Fee; Reductions/Increase in Aggregate Commitment    ~~29~~37
2.7.    Minimum Amount of Each Advance    ~~30~~38
2.8.    Optional/Mandatory Prepayments    ~~30~~38
2.9.    Method of Selecting Types and Interest Periods for New Advances    ~~31~~38
2.10.    Conversion and Continuation of Outstanding Advances    ~~31~~39
2.11.    Interest; Changes in Interest Rate, etc    ~~32~~40
2.12.    No Conversion or Continuation of Term Benchmark Advances After Default; Rates Applicable After Default    ~~32~~40
2.13.    Method of Payment    ~~33~~41
2.14.    Noteless Agreement; Evidence of Indebtedness    ~~33~~41
2.15.    Telephonic Notices    ~~34~~42
2.16.    Interest Payment Dates; Interest and Fee Basis    ~~34~~42
2.17.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions/Increases    ~~34~~42
2.18.    Lending Installations    ~~34~~43
2.19.    Non-Receipt of Funds by the Agent    ~~35~~43
2.20.    Replacement of Lender    ~~35~~43
2.21.    Market Disruption    ~~36~~44
2.22.    Judgment Currency    ~~36~~44
2.23.    Defaulting Lenders    ~~36~~45
2.24.    Loan Modification Offers    ~~38~~47
ARTICLE III
YIELD PROTECTION; TAXES    ~~39~~47
3.1.    Yield Protection    ~~39~~47
3.2.    Changes in Capital Adequacy Regulations    ~~40~~48
3.3.    Alternate Rate of Interest    ~~40~~48
3.4.    Funding Indemnification    ~~41~~51
3.5.    Taxes    ~~41~~51
3.6.    Lender Statements; Survival of Indemnity    ~~44~~53
ARTICLE IV
CONDITIONS PRECEDENT    ~~44~~54
4.1.    Initial Advance    ~~44~~54
4.2.    Each Advance and Letter of Credit    ~~45~~55
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ARTICLE V
REPRESENTATIONS AND WARRANTIES    ~~45~~55
5.1.    Existence and Standing    ~~45~~55
5.2.    Authorization and Validity    ~~46~~55
5.3.    No Conflict; Government Consent    ~~46~~56
5.4.    Financial Statements    ~~46~~56
5.5.    Material Adverse Change    ~~46~~56
5.6.    Taxes    ~~46~~56
5.7.    Litigation and Contingent Obligations    ~~47~~56
5.8.    Subsidiaries    ~~47~~57
5.9.    ERISA    ~~47~~57
5.10.    Accuracy of Information    ~~47~~57
5.11.    Regulation U    ~~47~~57
5.12.    Material Agreements    ~~47~~57
5.13.    Compliance With Laws    ~~47~~57
5.14.    Ownership of Properties    ~~48~~57
5.15.    Plan Assets; Prohibited Transactions    ~~48~~58
5.16.    Environmental Matters    ~~48~~58
5.17.    Investment Company Act    ~~48~~58
5.18.    Beneficial Ownership    ~~48~~58
5.19.    Anti-Corruption Laws and Sanctions    ~~49~~58
5.20.    ~~EEA~~Affected Financial Institutions    ~~49~~59
5.21.    Post-Retirement Benefits    ~~49~~59
5.22.    Insurance    ~~49~~59
5.23.    Reportable Transaction    ~~49~~59
ARTICLE VI
COVENANTS    ~~49~~59
6.1.    Financial Reporting    ~~49~~59
6.2.    Use of Proceeds    ~~51~~61
6.3.    Notice of Default    ~~51~~61
6.4.    Conduct of Business    ~~51~~61
6.5.    Taxes    ~~52~~61
6.6.    Insurance; Insurance and Condemnation Proceeds    ~~52~~61
6.7.    Compliance with Laws    ~~52~~62
6.8.    Maintenance of Properties    ~~52~~62
6.9.    Inspection    ~~52~~62
6.10.    Restricted Payments    ~~52~~62
6.11.    Indebtedness    ~~53~~62
6.12.    Merger    ~~54~~64
6.13.    Sale of Assets    ~~55~~64
6.14.    Investments and Acquisitions    ~~55~~65
6.15.    Liens    ~~56~~66
6.16.    [Reserved]    ~~57~~67
6.17.    Limitation on Payment Restrictions Affecting Subsidiaries    ~~57~~67
6.18.    [Reserved]    ~~59~~68
6.19.    Affiliates    ~~59~~68
6.20.    Unfunded Liabilities    ~~59~~69
6.21.    [Reserved]    ~~59~~69
6.22.    [Reserved]    ~~59~~69
6.23.    Sale and Leaseback Transactions    ~~59~~69
6.24.    Contingent Obligations    ~~59~~69
6.25.    Financial Contracts    ~~59~~69
6.26.    Financial Covenants    ~~59~~69
6.27.    Fiscal Year    ~~60~~70

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6.28.    Guarantors    ~~60~~70
ARTICLE VII
DEFAULTS    ~~61~~70
7.1.    Breach of Representation or Warranty    ~~61~~70
7.2.    Nonpayment    ~~61~~70
7.3.    Breach of Certain Covenants    ~~61~~70
7.4.    Other Defaults    ~~61~~71
7.5.    Defaults as to Other Indebtedness    ~~61~~71
7.6.    Voluntary Bankruptcy    ~~61~~71
7.7.    Involuntary Bankruptcy    ~~62~~71
7.8.    Attachments    ~~62~~72
7.9.    Judgments    ~~62~~72
7.10.    ERISA; Withdrawal Liability    ~~62~~72
7.11.    ERISA; Insolvency/Termination    ~~62~~72
7.12.    Change in Control    ~~63~~72
7.13.    Guaranty    ~~63~~72
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES    ~~63~~72
8.1.    Acceleration    ~~63~~72
8.2.    Amendments    ~~63~~73
8.3.    Preservation of Rights    ~~64~~74
ARTICLE IX
GENERAL PROVISIONS    ~~65~~74
9.1.    Survival of Representations    ~~65~~74
9.2.    Governmental Regulation    ~~65~~74
9.3.    Headings    ~~65~~74
9.4.    Entire Agreement    ~~65~~75
9.5.    Several Obligations; Benefits of this Agreement    ~~65~~75
9.6.    Expenses; Indemnification    ~~65~~75
9.7.    Numbers of Documents    ~~66~~76
9.8.    Accounting    ~~66~~76
9.9.    Severability of Provisions    ~~67~~77
9.10.    Nonliability of Lenders    ~~67~~77
9.11.    Confidentiality    ~~68~~77
9.12.    Disclosure    ~~68~~78
9.13.    Non-Reliance    ~~69~~78
9.14.    USA Patriot Act; Acknowledgment and Consent to Bail-In of ~~EEA~~Affected Financial Institutions    ~~69~~78
9.15.    Interest Rate Limitation    ~~69~~79
9.16.    No Fiduciary Duty, etc    ~~70~~79
9.17.    Certain ERISA Matters    ~~70~~80
9.18.    Acknowledgement Regarding Any Supported QFCs    81
ARTICLE X
THE AGENT    ~~72~~82
10.1.    Appointment; Nature of Relationship    ~~72~~82
10.2.    Powers    ~~72~~82
10.3.    General Immunity    ~~72~~82
10.4.    No Responsibility for Loans, Recitals, etc    ~~72~~82
10.5.    Action on Instructions of Lenders    ~~73~~83

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10.6.    Employment of Agents and Counsel    ~~73~~83
10.7.    Reliance on Documents; Counsel    ~~73~~83
10.8.    Agent’s Reimbursement and Indemnification    ~~73~~83
10.9.    Notice of Default    ~~74~~84
10.10.    Rights as a Lender    ~~74~~84
10.11.    Lender Credit Decision    ~~74~~84
10.12.    Successor Agent    ~~74~~84
10.13.    Agent’s Fee    ~~75~~85
10.14.    Delegation to Affiliates    ~~75~~85
10.15.    Guarantor Releases    ~~75~~85
10.16.    Co-Agents, etc    ~~75~~85
10.17.    Payments.    85
ARTICLE XI
SETOFF; RATABLE PAYMENTS    ~~75~~86
11.1.    Setoff    ~~75~~86
11.2.    Ratable Payments    ~~75~~86
11.3.    Application of Payments    ~~76~~87
11.4.    Relations Among Lenders    ~~76~~87
ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS    ~~77~~88
12.1.    Successors and Assigns    ~~77~~88
12.2.    Participations    ~~77~~88
12.3.    Assignments    ~~78~~89
12.4.    Dissemination of Information    ~~79~~90
12.5.    Tax Treatment    ~~80~~91
ARTICLE XIII
NOTICES    ~~80~~91
13.1.    Notices; Electronic Communication    ~~80~~91
ARTICLE XIV
COUNTERPARTS    ~~81~~93
ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL    ~~82~~93
15.1.    CHOICE OF LAW    ~~82~~93
15.2.    CONSENT TO JURISDICTION    ~~82~~93
15.3.    WAIVER OF JURY TRIAL    ~~83~~94

EXHIBITS
Exhibit A        -    Form of Compliance Certificate
Exhibit B         -    Form of Assignment and Assumption
Exhibit C        -    Form of Revolving Loan Note
Exhibit D        -    Form of Commitment and Acceptance

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SCHEDULES
Pricing Schedule
Commitment Schedule
Schedule 2.4        -    Existing Letters of Credit
Schedule 4.1        -    List of Closing Documents
Schedule 5.7        -    Litigation
Schedule 5.8        -    Subsidiaries
Schedule 5.22        -    Insurance
Schedule 6.11        -    Indebtedness
Schedule 6.14        -    Investments
Schedule 6.15        -    Liens
v
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CREDIT AGREEMENT
This Agreement, dated as of April 15, 2019, is among Bio-Rad Laboratories, Inc., the Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., HSBC Bank USA, National Association, and MUFG Union Bank, N.A., as Co-Syndication Agents, and Citibank, N.A, and Wells Fargo Bank, National Association, as Co-Documentation Agents.
The parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.a.Defined Terms. As used in this Agreement, the following terms have the following meanings specified below:
“Accepting Lender” is defined in Section 2.24(A) hereof.
“Acquired Indebtedness” means Indebtedness of any Person existing at the time such Person becomes a Subsidiary or is merged or consolidated into the Borrower or one of its Subsidiaries.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Advance denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Adjusted ~~LIBO~~Term SOFR Rate” means, with respect to any Term Benchmark Advance denominated in Dollars for any Interest Period, an interest rate per annum ~~(rounded upwards, if necessary, to the next 1/16 of 1%)~~ equal to (a) the ~~LIBO~~Term SOFR Rate for such Interest Period ~~multiplied by (b) the Statutory Reserve Rate.~~, plus (b) (x) 0.11448% for an Interest Period of one (1) month, (y) 0.26161% for an Interest Period of three (3) months, and (z) 0.42826% for an Interest Period of six (6) months; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Term Benchmark Loans, in the same Agreed Currency and for the same Interest Period.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Any member of the Schwartz Group shall be deemed to be an Affiliate of the Borrower.
“Agent” means JPMorgan (including its branches and affiliates) in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.
“Agent Parties” has the meaning assigned to such term in Section 13.1.4.
“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Commitment is Two Hundred Million Dollars ($200,000,000).
“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.
“Agreed Currencies” means (i) Dollars and (ii) so long as such currency remains an Eligible Currency, the Euro.
“Agreement” means this credit agreement, as it may be amended, restated or modified and in effect from time to time.
“Agreement Accounting Principles” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted ~~LIBO~~Term SOFR Rate for a one month Interest Period ~~in Dollars on~~as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted ~~LIBO~~Term SOFR Rate for any day shall be based on the ~~LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00 a.m. London~~5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.3 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.3(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate ~~as determined pursuant to the foregoing would~~shall be less than ~~1.00%~~zero, such rate shall be deemed to be ~~1.00%~~zero for purposes of this Agreement.
“Amendment No. 4 Effective Date” means July 1, 2023.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees or letter of credit fees are accruing on the unused portion of the Aggregate Commitment or on the

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amount available for drawing under outstanding Letters of Credit, respectively, at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
“Arranger” means JPMorgan.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.3.1), and accepted by the Agent, in the form of Exhibit B or any other form approved by the Agent.
“Authorized Officer” means any of the Chairman, President, any Vice President, Chief Financial Officer or Treasurer of the Borrower, acting singly, provided that the Agent shall have received an incumbency certificate identifying such officer by name and title and bearing such officer’s signature.
“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 3.3.
“Average Life” means, as of any date, with respect to any indebtedness or redeemable equity security, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such indebtedness or equity security multiplied in each case by (y) the amount of such principal or redemption payments by (ii) the sum of all such principal or redemption payments.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and

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(c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.
“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any Term Benchmark Loan denominated in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event, an Early Opt-in Election~~  or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) ~~or clause (c)~~ of Section 3.3.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency or in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:
(1)    ~~in the case of any Loan denominated in Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment~~[reserved];
(2)    in the case of any Loan denominated in Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3)    the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
provided ~~that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its~~

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~~reasonable discretion; provided further~~ that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Agent and the Borrower shall be the term benchmark rate that is used in lieu of a ~~LIBOR-based~~SOFR-based rate in the relevant other Dollar-denominated syndicated credit facilities~~; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice,  on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above)~~. If the Benchmark Replacement as determined pursuant to clause (~~1), (~~2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of ~~clauses (1) and~~clause (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:
(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing

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requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark or Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” (x) with respect to any Loans denominated in Agreed Currencies other than Dollars, the date of the public statement or publication of information referenced therein and (y) with respect to Loans denominated in Dollars, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (~~c~~3) and even if any Available Tenor of such Benchmark for Dollar-denominated Loans (or such component thereof) continues to be provided on such date;
(3)    ~~in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.3(c)~~[reserved]; or
(4)    in the case of an ~~Early Opt-in Election or an~~ Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such ~~Early Opt-in Election or~~ Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such ~~Early Opt-in Election or~~ Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such ~~Early Opt-in Election or~~ Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that

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such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), in each case, a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means Bio-Rad Laboratories, Inc., a Delaware corporation, and its successors and assigns.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.9.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, ~~(i) when used in connection with a Term Benchmark Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant Agreed Currency in the principal financial center of~~

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~~such Agreed Currency and (ii) when used in connection with a Term Benchmark Advance~~in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, ~~the term “Business Day” shall also exclude~~ any day ~~that~~which is ~~not~~ a TARGET Day~~.~~ and (b) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day.
“Buying Lender” is defined in Section 2.6(B)(ii) hereof.
“Capitalized Lease” of a Person means, subject to Section 9.8, any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means, subject to Section 9.8, the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Equivalent Investments” means (i) direct obligations maturing within thirteen months from the date of the acquisition thereof issued or fully guaranteed by the United States of America or any agency thereof and backed by the full faith and credit of the United States (ii) direct obligations maturing within thirteen months from the date of the acquisition thereof and issued or fully guaranteed by any state or territory of the United States of America which maintains a short term credit quality rating of at least SP-1 or a long term rating of at least AA- by Standard and Poor’s (or the equivalent rating by a nationally recognized statistical rating organization), (iii) obligations of any municipal governmental body or special assessment district within the U.S. with a short term credit quality rating of at least SP-1 or long term credit quality rating of at least AA- by Standard and Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof, (iv) obligations of any corporation who maintains a short term credit quality rating of at least A-1 or a senior long term credit quality rating of at least AA- by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) (corporate securities may include commercial paper, corporate notes, medium term notes, deposit notes and floating rate notes) maturing (or currently being called and thus subject to redemption) within thirteen months from the date of acquisition thereof, (v) obligations or investments issued or guaranteed by a financial institution who maintains a short term credit quality rating of at least A-1 or a senior long term credit quality rating of at least single-A by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) (including bankers acceptances and certificates of deposit) maturing (or currently being called and thus subject to redemption) within thirteen months from the date of acquisition thereof, (vi) senior classes of pass-through securities and mortgage-backed certificates registered under the Securities Exchange Act of 1933, with a long term credit quality rating of at least AA- by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof, (vii) Public Securities Association (PSA) repurchase agreements, master notes or deposits with financial institutions that maintain a short term credit quality rating of at least A-1 or a senior long term credit quality rating of at least AA- by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof, (viii) shares in open-ended money market mutual funds, the underlying securities of which have a weighted average maturity that is less than thirteen months, whose assets maintain an average credit quality rating of at least single-A by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization), (ix) auction rate securities with a long term credit quality rating of AAA by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) or with a long term credit quality rating of at least AA and Aa2 by Standard & Poor’s and Moody’s respectively (or the equivalent rating by two nationally recognized statistical rating organizations) whose scheduled auction resets are within thirteen months from the date of acquisition thereof, (x) demand deposit accounts maintained in the ordinary course of business, (xi) securities issued or fully guaranteed by any foreign government, the securities of which government are rated at least A by

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Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization) maturing within thirteen months from the date of acquisition thereof and (xii) managed funds whose assets have a weighted average maturity that is less than thirteen months and whose assets maintain an average credit quality rating of at least single-A by Standard & Poor’s (or the equivalent rating by a nationally recognized statistical rating organization).
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.
“Central Bank Rate” means, at any time, a rate per annum equal to the sum of: (A) the greater of (i) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time; (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time; or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (b) any other Foreign Currency determined after the Closing Date, a central bank rate as determined by the Agent in its reasonable discretion and (ii) 0%; plus (B) the applicable Central Bank Rate Adjustment.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate per annum equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, and (b) any other Foreign Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) each of the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euro for a maturity of one month; provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.
“Change in Control” means:
(i)    any merger or consolidation of the Borrower with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the Borrower’s assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), either (x) any “person” or “group” (other than a member of the Schwartz Group) is or becomes the “beneficial owner,” directly or indirectly, of more than 40% of the Voting Equity Interests of the transferee(s) or surviving entity or entities, and the Schwartz Group shall cease to own beneficially at least a greater percentage of the Voting Equity Interests of the transferee(s) or surviving entity or entities than such other “person” or “group” or (y) the Schwartz Group shall cease to own beneficially a greater percentage of the Voting Equity Interests of such transferee(s) or surviving entity or entities than any other person or group;
(ii)    any “person” or “group” (other than a member of the Schwartz Group) is or becomes the “beneficial owner,” directly or indirectly, of more than 40% of the Borrower’s Voting Equity Interests, and the Schwartz Group shall cease to own beneficially at least a greater percentage of the Borrower’s Voting Equity Interests than such other “person” or “group”;

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(iii)    occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (a) directors of the Borrower on the date of this Agreement or (b) nominated or appointed by the board of directors of the Borrower;
(iv)    the Borrower adopts a plan of liquidation or dissolution; or
(v)    any “Change in Control” or “Change of Control” as defined in any agreement governing Permitted Notes occurs and as a result thereof the Borrower is required to prepay or repurchase, or make an offer to prepay or repurchase, such Permitted Notes.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the date on which each of the conditions precedent to the initial Advance set forth in Section 4.1 are satisfied.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, for each Lender, the obligation of such Lender pursuant to Section 2.1 to make Revolving Loans and pursuant to Section 2.4.2 to purchase participations in Letters of Credit not exceeding the amount set forth opposite its name on the Commitment Schedule or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.
“Commitment and Acceptance” is defined in Section 2.6(B)(i) hereof.
“Commitment Increase Notice” is defined in Section 2.6(B)(i) hereof.
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 13.1.4.
“Computation Date” means: (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Advance of such Loan; and (ii) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of

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this Agreement; (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued; (ii) the first Business Day of each calendar month; and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Agent may determine at any time when an Event of Default exists.
“Consideration” means with respect to any Permitted Acquisition, the aggregate amount of consideration consisting of (A) cash payments, (B) Indebtedness issued or assumed in connection with such Acquisition, (C) the reasonable projected amount (discounted to present value of any non-contingent future payments and (D) stock issued by the Borrower and its Subsidiaries.
“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income (without duplication), (i) Consolidated Interest Expense and all non-cash interest expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary, unusual or non-recurring losses, (vi) any non-cash expenses or non-cash charges or losses, including, without limitation, non-realized investment losses and (vii) non-recurring cash expenses related to transaction costs, milestone payments and restructuring charges and minus, to the extent included in Consolidated Net Income, (1) extraordinary gains and gains from discontinued operations, all net of tax and to the extent realized, (2) any cash payments made during such period in respect of items described in clause (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or non-cash charges or losses were incurred, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period, and (3) non-realized investment gains; provided that the items to be added to and subtracted from Consolidated Net Income with respect to any Subsidiary shall be added or subtracted only to the extent and in the same proportions that (a) the net income of such Subsidiary was included in the calculation of Consolidated Net Income, if such Subsidiary is not a Wholly-Owned Subsidiary and (b) the Consolidated EBITDA of such Subsidiary (calculated as if such Subsidiary were the “Borrower”) is permitted to be paid or distributed as a dividend, advance, loan or other distribution to the Borrower; provided further that with regard to the net income of any entity in which the Borrower or a Subsidiary owns an Equity Interest but such Equity Interest is insufficient to cause such entity to be deemed a “Subsidiary” hereunder, the net income of such entity shall not be included in the calculation of Consolidated Net Income except to the extent that such net income was paid or distributed to the Borrower or the Subsidiary, as applicable, as a dividend or other distribution on such entity’s Equity Interest.
“Consolidated Funded Indebtedness” means at any time, without duplication, the aggregate dollar amount of (i) Indebtedness (other than Rate Management Obligations and similar obligations under other Financial Contracts) of the Borrower and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due and payable at such time, plus (ii) undrawn amounts available under issued standby letters of credit, all calculated on a consolidated basis as of such time, minus (iii) any amount of Indebtedness with respect to which the Borrower has exercised its right to elect to apply, and has so applied, legal defeasance and discharge, all in accordance with the terms of the indenture or other agreement governing such Indebtedness, as applicable.
“Consolidated Interest Expense” means, with reference to any period, the cash interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, provided, that Consolidated Net Income shall exclude the net income, if positive, of any of the Borrower’s consolidated Subsidiaries to the extent that the declaration or payment of dividends of similar distributions is not at the time permitted by operation of the terms of its charter or by-laws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

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“Consolidated Tangible Net Worth” means, at any time, the consolidated stockholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis in accordance with Agreement Accounting Principles minus any Intangible Assets.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter or material take-or-pay contract.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.10.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Party” means the Agent, the Issuing Lender, or any other Lender.
“Daily Simple SOFR” means, for any day~~,~~  (a “SOFR~~, with the conventions for this rate (which may include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.~~ Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Default” means an event described in Article VII.

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“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollar Amount” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Agent using any method of determination it deems appropriate in its sole discretion.
“Dollars” and “$” shall mean the lawful currency of the United States of America.
“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia other than a Subsidiary which is directly or indirectly owned by a Foreign Subsidiary.

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~~“Early Opt-in Election” means, if the then current Benchmark with respect to Dollars is LIBO Rate, the occurrence of:~~
~~(1)    a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(2)    the joint election by the Agent and the Borrower to trigger a fallback from LIBO Rate and the provision, as applicable, by the Agent of written notice of such election to the Borrower and the Lenders.~~
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Commitment Amount” is defined in Section 2.6(B)(i) hereof.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent or the Issuing Lender or any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Currency” means any currency other than Dollars (i) that is readily available and not restricted, (ii) that is freely traded, (iii) which is convertible into Dollars in the international interbank market and (iv) as to which a Dollar Amount may be readily calculated.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or hazardous wastes or the clean-up or other remediation thereof.

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“Equity Interests” means (i) in the case of a corporation, corporate stock, (ii) in the case of a limited liability company, association or business entity, any and all shares, interests, participations, ownership or voting rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Advance denominated in Euros and for any Interest Period, the EURIBOR Screen Rate published at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Advance denominated in Euros and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for euros for the relevant Interest Period displayed (before any correction, recalculation or republication by the administrator) on such day and time on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as selected by the Agent in its reasonable discretion). If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.
“Euro” and/or “EUR” means the single currency of the participating member states of the European Union.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (i) taxes imposed on or measured by its net income or profits (however denominated), branch profits (or similar) taxes and franchise taxes imposed on it, (a) by the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or any political subdivision thereof, (b) by the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located or any political subdivision thereof or (c) as a result of a present or former connection between such Lender or applicable Lending Installation or Agent and the jurisdiction imposing such tax (other than connection arising from such Lender, Lending Installation or Agent having executed, delivered, become a party to, performed its obligations under, received any payments under, or

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engaged in any other transaction pursuant to any Loan Document) and (ii) any United States federal withholding taxes imposed under FATCA.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Existing Credit Agreement” means that certain Credit Agreement dated as of June 20, 2014 by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified prior to the Closing Date.
“Existing Letters of Credit” is defined in Section 2.4.7.
“Facility Termination Date” means April 15, 2024 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement to implement such Sections of the Code entered into between any relevant authorities on behalf of the United States and such jurisdiction.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate or Applicable Margin, as applicable, changes.
“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.
“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the Floating Rate.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the ~~LIBO~~Adjusted Term SOFR Rate or EURIBOR Rate, as applicable. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate as of the Amendment No. 4 Effective Date shall be 1.00%.
“Foreign Currency” means Agreed Currencies other than Dollars.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

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“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guaranteed Obligations” means, collectively, (i) the Obligations, (ii) all Rate Management Obligations owing to any Lender or any Affiliate of any Lender and (iii) all Banking Services Obligations owing to any Lender or any Affiliate of any Lender; provided that the definition of “Guaranteed Obligations” shall not create or include any guarantee by any Loan Party of any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.
“Guarantor” means each Subsidiary that executes a Guaranty pursuant to the terms of Section 6.28, and its successors and assigns.
“Guaranty” means an unconditional guaranty of payment of the Guaranteed Obligations, in form and substance satisfactory to the Agent, executed by any Subsidiary pursuant to the terms of Section 6.28, in each case as the same may from time to time be amended, modified, supplemented and/or restated (including to add new Guarantors).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Holders of Guaranteed Obligations” shall mean the holders of the Guaranteed Obligations from time to time and shall include their respective successors, transferees and assigns.
~~“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”~~
“Ineligible Institution” means (i) a natural person, (ii) a Defaulting Lender, (iii) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations which are evidenced by notes, acceptances, or other instruments, (iv) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (v) Capitalized Lease Obligations, (vi) reimbursement obligations with respect to standby letters of credit, whether drawn or undrawn, (vii) Rate Management Obligations, (viii) Off-Balance Sheet Liabilities, (ix) all liabilities and obligations of the type described in the preceding clauses (i) through (viii) of any other Person that such Person has assumed or guaranteed or that are secured by a Lien on any Property of such Person (provided, that if any such liability or obligation of such other Person is not the legal liability of such Person, the amount thereof shall be deemed to be the lesser of (1) the actual amount of such liability or obligation and (2) the book value of such Person’s Property securing such liability or obligation), and (x) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.
“Intangible Assets” means the aggregate amount, for the Borrower and its Subsidiaries on a consolidated basis, of all assets classified as intangible assets under Agreement Accounting Principles.
“Intercompany Indebtedness” means any Indebtedness owed by the Borrower or any Subsidiary to the Borrower or any Subsidiary.

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“Interest Period” means, with respect to a Term Benchmark Advance, a period of one, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Advance for any Agreed Currency); provided that no tenor that has been removed from this definition pursuant to Section 3.3(f) shall be available for specification in such Borrowing Notice or Conversion/Continuation Notice. Such Interest Period shall end on the day which corresponds numerically to such date the applicable number of months thereafter, provided, however, that if there is no such numerically corresponding day in such next, third or sixth succeeding month, as applicable, such Interest Period shall end on the last Business Day of such next, third or sixth succeeding month, as applicable. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day, provided further, in no event shall any Interest period extend beyond the Facility Termination Date.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts or notes receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (other than treasury stock) owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person. Payment by a Person under a guaranty by such Person of Indebtedness of another Person shall be deemed to be an Investment by such Person in such other Person in the amount of such payment.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Lender” means (i) JPMorgan in its separate capacity as an issuer of Letters of Credit pursuant to Section 2.4.1 hereunder with respect to each Letter of Credit issued or deemed issued by JPMorgan upon the Borrower’s request (the “Principal Issuing Lender”) and (ii) any Lender (other than JPMorgan), in such Lender’s separate capacity as an issuer of Letters of Credit pursuant to Section 2.4.1 hereunder with respect to any and all Letters of Credit issued by such Lender in its sole discretion upon the Borrower’s request. All references contained in this Agreement and the other Loan Documents to the “Issuing Lender” (but not the “Principal Issuing Lender”) shall be deemed to apply equally to each of the institutions referred to in clauses (i) and (ii) of this definition in their respective capacities as issuers of any and all Letters of Credit issued by each such institution.
“JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity and its successors.
“L/C Draft” means a draft drawn on the Issuing Lender pursuant to a Letter of Credit.
“L/C Exposure” means, at any time, the aggregate principal amount of all L/C Obligations at such time. The L/C Exposure of any Lender at any time shall be its Pro Rata Share of the total L/C Exposure at such time.
“L/C Interest” shall have the meaning ascribed to such term in Section 2.4.2.
“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the Issuing Lender, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued

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(unless the request for an unissued Letter of Credit has been denied). The LC Obligations of any Lender at any time shall be its Pro Rata Share of the total LC Obligations at such time.
“Lenders” means the lending institutions listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.6(B) or pursuant to an Assignment and Assumption and their respective successors and assigns, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless otherwise specified, the term “Lenders” includes the Issuing Lenders.
“Lender Increase Notice” is defined in Section 2.6(B)(i) hereof.
“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the Administrative Questionnaire provided to the Agent by such Lender in connection herewith or otherwise selected by such Lender or the Agent pursuant to Section 2.18.
“Letter of Credit” means any letter of credit issued or to be issued by the Issuing Lender pursuant to Section 2.4.1 and any Existing Letter of Credit.
“Leverage Ratio” means, as of any date of calculation, the ratio of (i) the sum of (a) Consolidated Funded Indebtedness outstanding on such date, minus (b) the aggregate amount of all unencumbered cash and Cash Equivalent Investments of the Borrower held on deposit that, in the aggregate, exceeds $200,000,000, to (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters.
~~“LIBO Interpolated Rate” means, at any time, with respect to any Term Benchmark Advance denominated in Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.~~
~~“LIBO Rate” means, with respect to any Term Benchmark Advance denominated in Dollars and for any Interest Period or for any Floating Rate Advance, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”) with respect to Dollars then the LIBO Rate shall be the LIBO Interpolated Rate.~~
~~“LIBO Screen Rate” means, for any day and time, with respect to any Term Benchmark Advance denominated in Dollars and for any Interest Period or for any Floating Rate Advance, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.~~
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security deposit, encumbrance or preference, priority or other security agreement or preferential arrangement of

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any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.
“Loan” means a Revolving Loan.
“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.14, any Guaranty and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.
“Loan Modification Agreement” is defined in Section 2.24(B) hereof.
“Loan Modification Offer” is defined in Section 2.24(A) hereof.
“Loan Parties” means the Borrower and each Guarantor.
“Margin Stock” shall have the meaning assigned thereto in Regulation U.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Guarantors (if any) collectively to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.
“Material Domestic Subsidiary” means (i) any Domestic Subsidiary (other than a Guarantor) having assets (other than good will, non-U.S. domiciled assets and Equity Interests in Foreign Subsidiaries) with a book value of $100,000,000 or more, (ii) any group of Domestic Subsidiaries (other than Guarantors) on a combined basis having such assets with a book value of $125,000,000 or more or (iii) any Domestic Subsidiary that constitutes a Substantial Portion of the Property of the Borrower and its Subsidiaries.
“Material Indebtedness” is defined in Section 7.5.
“Material Subsidiary” means any Subsidiary, or group of Subsidiaries on a combined basis, that constitutes a Substantial Portion of the Property of the Borrower and its Subsidiaries.
“Modified Commitments” is defined in Section 2.24(A) hereof.
“Modified Facility Termination Date” is defined in Section 2.24(A) hereof.
“Modified Revolving Loans” is defined in Section 2.24(A) hereof.
“Moody’s” mean Moody’s Investors Service, Inc.
“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and to which the Borrower, any of its Subsidiaries or any member of the Controlled Group makes contributions, is obligated to make contributions, or could reasonably be expected to incur any liability.
“Non-U.S. Lender” is defined in Section 3.5(iv).

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“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.14 in the form of Exhibit C.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all unpaid Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Issuing Lender, the Agent or any indemnified party arising under the Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or recourse liability of such Person with respect to the collectability of accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Other Benchmark Rate Election” means, with respect to any Loan denominated in Dollars, if the then-current Benchmark is ~~the LIBO~~Adjusted Term SOFR Rate, the occurrence of:
(a) a request by the Borrower to the Agent to notify each of the other parties hereto that, at the determination of the Borrower, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a ~~LIBOR-based~~Term SOFR-based rate, a term benchmark rate as a benchmark rate, and
(b) the Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the ~~LIBO~~Adjusted Term SOFR Rate and the provision, as applicable, by the Agent of written notice of such election to the Borrower and the Lenders.
“Other Taxes” is defined in Section 3.5(ii).
“Outstanding Credit Exposure” means, with respect to any Lender, at any particular time, the sum of (i) the outstanding principal Dollar Amount of such Lender’s Pro Rata Share of the Revolving Loans at such time, plus (ii) the outstanding Dollar Amount of such Lender’s Pro Rata Share of the L/C Obligations at such time.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar ~~borrowings~~transactions denominated in Dollars by U.S.-managed banking

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offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Loan, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Agent by any relevant correspondent bank in respect of such amount in such relevant currency.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participants” is defined in Section 12.2.1.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Payment” has the meaning assigned to it in Section 10.17.
“Payment Date” means the last day of each March, June, September and December, commencing June 30, 2019.
“Payment Notice” has the meaning assigned to it in Section 10.17.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that (i) as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.11 shall be true both before and after giving effect to such Acquisition, (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (iii) the business to be acquired in such Acquisition is reasonably related to one or more of the fields of enterprise in which the Borrower and its Subsidiaries are engaged on the Closing Date, (iv) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (v) at the time of and immediately after giving effect (including pro forma effect) to any such Acquisition, the Borrower shall be in compliance with the covenants set forth in Section 6.26 on a pro forma basis acceptable to the Agent.
“Permitted Notes” means the Borrower’s 4.875% Senior Notes due 2020 in the principal amount of $425,000,000 outstanding on the Closing Date.
“Permitted Refinancing” means Indebtedness of the Borrower the proceeds of which are used to refinance Permitted Notes, provided that (i) the principal amount of such Indebtedness does not exceed that of the Permitted Notes being refinanced immediately before the respective refinancing is consummated (plus the amount of any premium, fees, expenses and/or accrued interest actually paid on

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the Permitted Notes so refinanced), (ii) all net proceeds of such Indebtedness are substantially concurrently (or, if pursuant to a redemption notice or similar instrument, within 45 days) applied to permanently repay or defease the Permitted Notes being refinanced, (iii) such Indebtedness is scheduled to mature (as determined under Agreement Accounting Principles) no earlier than the later of (A) the maturity date of the Permitted Notes being refinanced and (B) ninety-one (91) days following the Facility Termination Date, (v) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the lesser of (A) the Average Life of the Permitted Notes being refinanced and (B) the period from the date such Indebtedness is incurred to the Facility Termination Date, and (vi) the terms of such Indebtedness (including, without limitation, terms relating to security, covenants, events of default and remedies, but excluding interest rates and other economic terms so long as they are based on then current market conditions) are not less favorable to the Borrower or to the Lenders than those applicable to the Permitted Notes being refinanced.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower, any of its Subsidiaries or any member of the Controlled Group could reasonably be expected to incur any liability.
“Pricing Schedule” means the Schedule attached hereto identified as such.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Issuing Lender” has the meaning set forth in the definition of “Issuing Lender.”
“Proposed New Lender” is defined in Section 2.6(B)(i) hereof.
“Pro Rata Share” means, with respect to any Lender at any time, the fraction (expressed as a percentage) obtained by dividing (a) such Lender’s Commitment at such time by (b) the Aggregate Commitment at such time; provided, however, that (1) in the case of Section 2.23 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the fraction (expressed as a percentage) obtained by dividing (x) such Lender’s Commitment at such time by (y) the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) at such time and (2) if the Commitments shall have been terminated at such time, then such Lender’s “Pro Rata Share” shall mean such Lender’s Pro Rata Share immediately before the termination (as subsequently modified by any assignment permitted under Section 12.3 and giving effect to any Lender’s status as a Defaulting Lender at the time of determination).
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including, without limitation, Equity Interests of Subsidiaries of such Person.
“Purchasers” is defined in Section 12.3.1.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is ~~LIBO~~Term SOFR Rate, ~~11:00 a.m. (London~~5:00 a.m. (Chicago time) on the day that is two ~~London banking days~~U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, ~~or~~ (3) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, the Benchmark is Daily Simple SOFR, then four Business Days prior to such setting, or (4) if such Benchmark is none of the ~~LIBO~~Term SOFR Rate or the EURIBOR Rate, the time determined by the Agent in its reasonable discretion.
“Regulation D” means Regulation D of the Federal Reserve Board as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Federal Reserve Board as from time to time in effect and any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligation” is defined in Section 2.4.3.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

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“Relevant Rate” means (i) with respect to any Term Benchmark Advance denominated in Dollars, the ~~LIBO~~Adjusted Term SOFR Rate or (ii) with respect to any Term Benchmark Advance denominated in Euros, the EURIBOR Rate, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Advance denominated in Dollars, the ~~LIBO Screen~~Term SOFR Reference Rate or (ii) with respect to any Term Benchmark Advance denominated in Euros, the EURIBOR Screen Rate, as applicable.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of a waiver of the minimum funding standard in accordance with Section 412(c) of the Code or Section 302(c) of ERISA.
“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment, or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the Aggregate Outstanding Credit Exposure.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revolving Advance” means an Advance consisting of Revolving Loans.
“Revolving Loan” means, with respect to any Lender, a loan made by such Lender pursuant to Section 2.1. (or any conversion or continuation thereof).
“S&P” or “Standard and Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person organized, located or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

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“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Schwartz Group” means David and Alice Schwartz, their family and heirs, and corporations, partnerships and limited liability companies 100% owned by any of the foregoing, trusts for the benefit of any of the foregoing and foundations formed or established by any of the foregoing.
“SEC” means the United States Securities and Exchange Commission, or any successor agency thereto.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Selling Lender” is defined in Section 2.6(B)(ii) hereof.
“Single Employer Plan” means a Plan (other than a Multiemployer Plan).
“SOFR” means~~, with respect to any Business Day,~~  a rate per annum equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Federal Reserve Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fee or similar requirement shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

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“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property (other than good will) of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges, assessments, fees or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
“Term Benchmark” when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate or the Adjusted ~~TIBOR~~EURIBOR Rate.
“Term Benchmark Payment Office” of the Agent shall mean the agency, office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrower and each Lender as its Term Benchmark Payment Office.
~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~
“Term SOFR ~~Notice” means a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event~~Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR ~~Transition Event” means the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.3 that is not Term SOFR.~~” means, with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

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“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day
“Transferee” is defined in Section 12.4.
“Type”, when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Adjusted ~~LIBO~~Term SOFR Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate or the Central Bank Rate.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using actuarial assumptions used to fund such Plans.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

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“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
1.b.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise provided, dollar ($) baskets set forth in the representations and warranties, covenants and events of default provisions of this Agreement (and other similar baskets; it being understood that this sentence does not apply to Article II of this Agreement) are calculated as of each date of measurement by the Dollar Amounts thereof as of such date of measurement; provided that if any such baskets are exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were accessed, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
1.c.Interest Rates; ~~LIBOR~~Benchmark Notification. The interest rate on a Loan denominated in Dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. ~~The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, all seven Swiss Franc LIBOR settings, the spot next, 1-week, 2-month and 12-month Japanese Yen LIBOR settings, the overnight, 1-week, 2-month and~~

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~~12-month British Pound Sterling LIBOR settings, and the 1-week and 2-month U.S. Dollar LIBOR settings will permanently cease; (b) immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar LIBOR settings will permanently cease; (c) immediately after December 31, 2021, the 1-month, 3-month and 6-month Japanese Yen LIBOR settings and the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and (d) immediately after June 30, 2023, the 1-month, 3-month and 6-month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR.~~ Upon the occurrence of a Benchmark Transition Event~~, a Term SOFR Transition Event, an Early Opt-in Election~~  or an Other Benchmark Rate Election, Sections 3.3(b) and (c) provide a mechanism for determining an alternative rate of interest. The Agent will promptly notify the Borrower, pursuant to Section 3.3(e), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~LIBOR or other rates in the definition of “LIBO Rate”~~ the Adjusted Term SOFR Rate or any other interest rate used in this Agreement with respect to Dollars (or “EURIBOR Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (x) any such alternative, successor or replacement rate implemented pursuant to Section 3.3(b) or (c), whether upon the occurrence of a Benchmark Transition Event~~, a Term SOFR Transition Event, an Early Opt-in Election~~  or an Other Benchmark Rate Election, and (y) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.3(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~LIBO Rate~~Adjusted Term SOFR Rate or other existing interest rate for Dollar-denominated loans being replaced (or the EURIBOR Rate, as applicable) or have the same volume or liquidity as did the ~~London interbank offered~~any existing interest rate for Dollars (or the Euro interbank offered rate, as applicable) prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any Relevant Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE 2
THE CREDITS
1.a.Revolving Loans. (a) Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans in Agreed Currencies to the Borrower from time to time in Dollar Amounts not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Commitment minus the Dollar Amount of its Pro Rata Share of the L/C Obligations outstanding at such time, provided, however, that no Revolving Advance will be made if, before or after taking such Revolving Advance into account, the Aggregate Outstanding Credit Exposure exceeds or would exceed

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the Aggregate Commitment. All Floating Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.
(1)Determination of Dollar Amounts; Required Payments. The Agent will determine the Dollar Amount of Loans and Letters of Credit denominated in any Foreign Currency on each Computation Date. If at any time the Dollar Amount of the Aggregate Outstanding Credit Exposure (calculated, with respect to those Revolving Advances and L/C Obligations denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect thereto) exceeds 105% of the Aggregate Commitment, the Borrower shall immediately repay Revolving Advances in an aggregate principal amount such that after giving effect thereto the Dollar Amount of the Aggregate Outstanding Credit Exposure (calculated, with respect to those Revolving Advances and L/C Obligations denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect thereto) does not exceed the Aggregate Commitment.
1.b.Repayment. All outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.
1.c.Ratable Loans; Types of Advances. Each Advance hereunder shall consist of Revolving Loans made from the several Lenders ratably in accordance with their respective Pro Rata Shares. The Advances may be Floating Rate Advances (if denominated in Dollars) or Term Benchmark Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10. After giving effect to any Advance, unless the Agent shall consent, there shall not be more than ten (10) different Interest Periods in effect with respect to all Advances then outstanding.
1.d.Letters of Credit.
1.1.1.Letter of Credit Facility/Determination of Issuing Lender. (a) Upon receipt of duly executed applications therefor, and such other documents, instructions and agreements as the Issuing Lender may reasonably require, and subject to the provisions of subsection (b) below, Section 2.1 and Article IV, the Issuing Lender shall issue Letters of Credit denominated in any Agreed Currency for the account of the Borrower (or for the account of the Borrower and any of its Subsidiaries, provided that the obligations of any such Subsidiary under an application for a Letter of Credit, if any, shall be limited to such Letter of Credit with respect to which it is named as an account party), on terms as are reasonably satisfactory to the Issuing Lender; provided, however, that no Letter of Credit will be issued for the account of the Borrower by the Issuing Lender if on the date of issuance, before or after taking such Letter of Credit into account, (i) the Aggregate Outstanding Credit Exposure exceeds or would exceed the Aggregate Commitment, or (ii) the aggregate outstanding Dollar Amount of the L/C Obligations exceeds or would exceed $25,000,000; and provided, further, that no Letter of Credit shall be issued which has an expiration date later than the earlier of (A) four years from the date of issuance thereof and (B) the date which is five (5) Business Days immediately preceding the Facility Termination Date. Each Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five (5) Business Days prior to the Facility Termination Date) unless the Issuing Lender notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiry date that such Letter of Credit will not be renewed. Notwithstanding the foregoing, any Letter of Credit may expire no later than one year after the Facility Termination Date so long as the Borrower cash collateralizes an amount equal to 105% of the face amount of such Letter of Credit, by no later than thirty (30) days prior to the Facility Termination Date, in the manner described in Section 2.4.4 and otherwise on terms and conditions reasonably acceptable to the applicable Issuing Lender and the Agent.
(1)Upon receipt of a request from the Borrower for the issuance of a Letter of Credit, the Issuing Lender shall promptly give written notification to the Agent of the Dollar Amount and Agreed Currency thereof. Within one (1) Business Day after receipt of such notice, the Agent shall give written

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notification to the Issuing Lender as to whether such Letter of Credit may or may not be issued, based on the criteria set forth in clauses (i) and (ii) of the proviso in subsection (a) above.
1.1.2.Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit by the Issuing Lender hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the Issuing Lender an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of the Issuing Lender thereunder (collectively, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender’s Pro Rata Share.
The Issuing Lender will notify the Agent promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit, and the Agent will promptly notify each Lender. On or at any time after the Business Day on which the Issuing Lender makes payment of each such L/C Draft or any other draw on a Letter of Credit, on demand of the Issuing Lender received by each Lender not later than 1:00 p.m. (Chicago time) on such Business Day, each Lender shall make payment on such Business Day to the Agent for the account of the Issuing Lender, in immediately available funds in the Agreed Currency of such Letter of Credit, in an amount equal to such Lender’s Pro Rata Share of the amount of the Borrower’s unpaid Reimbursement Obligation with respect thereto.
Upon the Agent’s receipt of funds as a result of the Issuing Lender’s payment on an L/C Draft or any other draw on a Letter of Credit issued by the Issuing Lender, the Agent shall promptly pay such funds to the Issuing Lender. The obligation of each Lender to pay the Agent for the account of the Issuing Lender under this Section 2.4.2 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.4.2, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent on behalf of the Issuing Lender receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the Agent for such amount in accordance with this Section 2.4.2.
1.1.3.Reimbursement Obligation. The Borrower agrees unconditionally, irrevocably and absolutely upon receipt of notice from the Agent or the Issuing Lender to pay to the Agent, for the account of the Issuing Lender or the account of the Lenders, as the case may be, the amount of each advance which has been drawn under or pursuant to a Letter of Credit issued for its account or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Issuing Lender or the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft), each such payment to be made by the Borrower to the Agent no later than 2:00 p.m. (Chicago time) on the third Business Day after the Business Day on which the Issuing Lender makes payment of each such L/C Draft. The Issuing Lender may direct the Agent to make such demand with respect to Letters of Credit issued by the Issuing Lender. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance. Such interest shall be for the account of the Issuing Lender until the Lenders make payment for their respective participation interests in such Reimbursement Obligation in accordance with Section 2.4.2.
1.1.4.Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, upon the Agent’s demand (and, in the case of any Default described in Section 7.6 or 7.7, immediately, without any demand or the taking of any other action by the Agent, the Issuing Lender or any Lender), deliver to the Agent for the benefit of the Lenders, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Required Lenders, equal to the aggregate outstanding L/C Obligations of the Borrower. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders as collateral

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security for the Borrower’s obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Agent or the Issuing Lender, as applicable, for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 2.4.4 which are not to be applied to reimburse the Issuing Lender for amounts actually paid or, with respect to a previously submitted draft, to be paid by the Issuing Lender in respect of a Letter of Credit or L/C Draft shall be returned to the Borrower (after deduction of the Agent’s reasonable expenses incurred in connection with such cash collateral account).
1.1.5.Letter of Credit Fees. The Borrower agrees to pay in Dollars (i) quarterly, in arrears, on each Payment Date to the Agent, for the ratable benefit of the Lenders, a letter of credit fee in the amount of the Applicable Fee Rate per annum on the aggregate average daily outstanding Dollar Amount available for drawing under all of the Letters of Credit and (ii) to the Agent, for the benefit of the Issuing Lender, a fronting fee of 1/8th of one percent (0.125%) of the initial outstanding Dollar Amount available for drawing under each Letter of Credit (other than the Existing Letters of Credit and other Letters of Credit outstanding under the Existing Credit Agreement), payable on the date of issuance of such Letter of Credit, plus all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by the Issuing Lender with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.
1.1.6.Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Agreement, the Borrower agrees to protect, indemnify, pay and save harmless the Agent, the Issuing Lender and each Lender from and against any and all liabilities and costs which the Agent, the Issuing Lender or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the Issuing Lender, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the Issuing Lender of a Letter of Credit to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).
(1)As among the Borrower, the Lenders, the Issuing Lender and the Agent, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, the Issuing Lender of a Letter of Credit, the Agent and the Lenders shall not be responsible (in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection therewith): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade

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terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Lender and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Lender’s rights or powers under this Section 2.4.6.
(2)In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender under or in connection with Letters of Credit issued on behalf of the Borrower or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the Issuing Lender, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.
(3)Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.4.6 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.
1.1.7.Transitional Letter of Credit Provisions. The letters of credit described on Schedule 2.4 (the “Existing Letters of Credit”) shall be deemed to constitute Letters of Credit issued pursuant to Section 2.4.1 in which the Lenders participate pursuant to Section 2.4.2.
1.1.8.Issuing Lender Agreements. Each Issuing Lender agrees that, unless otherwise requested by the Agent, such Issuing Lender shall report in writing to the Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Lender pays any amount in respect of one or more drawings under Letters of Credit, the date of such payment(s) and the amount of such payment(s), (iv) on any Business Day on which the Borrowers fail to reimburse any amount required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount and currency of such payment in respect of Letters of Credit and (v) on any other Business Day, such other information as the Agent shall reasonably request.
1.e.[Intentionally Omitted].
1.f.Commitment Fee; Reductions/Increase in Aggregate Commitment. (A) Subject to Section 2.23 hereof, the Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender’s Commitment (calculated as such Lender’s Pro Rata Share of the Available Aggregate Commitment) from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in the minimum amount of $5,000,000 (and in integral multiples of $1,000,000 in excess thereof), upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal Dollar Amount of the Aggregate Outstanding Credit Exposure. All accrued

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commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Loans hereunder.
(1)Increase of Commitments. (i) At any time, the Borrower may request that the Aggregate Commitment be increased; provided that (a) the Aggregate Commitment shall at no time exceed $600,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to Section 2.6(A), (b) each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof and (c) the Aggregate Commitment may not be increased more than twice pursuant to this Section 2.6. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) as of the proposed effective date of the increase in the Aggregate Commitment all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (B) the Borrower, the Agent, provided that JPMorgan is at such time the Principal Issuing Lender, JPMorgan in its capacity as such, and any financial institution that shall have agreed to become a “Lender” party hereto (each a “Proposed New Lender”) or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a Commitment and Acceptance substantially in the form of Exhibit D hereto (a “Commitment and Acceptance”), (C) counsel for the Borrower and for the Guarantors shall have provided to the Agent supplemental opinions in form and substance reasonably satisfactory to the Agent and (D) the Borrower and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the applicable Lenders or Proposed New Lender in connection with any such increase, such fee shall be in accordance with then prevailing market conditions. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Agent shall promptly advise the Borrower and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.
1.g.Minimum Amount of Each Advance. Each Term Benchmark Advance in Dollars shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), each Term Benchmark Advance in Euro shall be in the minimum amount of EUR 5,000,000 (and in multiples of EUR 1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $250,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.
1.h.Optional/Mandatory Prepayments. (A) The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $250,000 or any integral multiple of $250,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon notice to the Agent not later than 12:00 noon (Chicago time) on the date of payment (which shall be a Business Day). The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Term Benchmark Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Term Benchmark Advances in Dollars upon three (3) Business Days’ prior notice to the Agent, and in a minimum aggregate amount of EUR 5,000,000 or any integral multiple of EUR 1,000,000 in excess thereof, any portion of the outstanding Term Benchmark Advances in Euro upon four (4) Business Days’ prior notice to the Agent.
(1)If at any time and for any reason (other than fluctuations in currency exchange rates) the Dollar Amount of the Aggregate Outstanding Credit Exposure is greater than the Aggregate Commitment, the Borrower shall not later than the following Business Day make a mandatory prepayment of the Loans in an amount equal to such excess.

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1.i.Method of Selecting Types and Interest Periods for New Advances. The Borrower shall select the Type of Advance and, in the case of each Term Benchmark Advance, the Interest Period and Agreed Currency applicable thereto from time to time; provided that in no event shall the Borrower be permitted to select a CBR Loan. The Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 1:00 p.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance, at least three (3) Business Days before the Borrowing Date for each Term Benchmark Advance in Dollars and at least four (4) Business Days before the Borrowing Date for each Term Benchmark Advance in Euro, specifying:
(1)the Borrowing Date, which shall be a Business Day, of such Advance,
(2)the aggregate amount of such Advance,
(3)the Type of Advance selected, and
(4)in the case of each Term Benchmark Advance, the Interest Period and Agreed Currency applicable thereto.
If no election as to the currency of an Advance is specified, then the requested Advance shall be made in Dollars. If no election as to the Type of Advance is specified, then the requested Advance shall be a Floating Rate Advance made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Advance, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
On each Borrowing Date, each Lender shall make available its Loan or Loans, (i) if such Loan is denominated in Dollars, not later than 3:00 p.m. (Chicago time) in Federal or other funds immediately available to the Agent, in Chicago, Illinois, at its address specified in or pursuant to Article XIII and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than 2:00 p.m., local time, in the city of the Agent’s Term Benchmark Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent’s Term Benchmark Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower at the Agent’s aforesaid address.
1.j.Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Term Benchmark Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Term Benchmark Advance shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time:
(1)each such Term Benchmark Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Term Benchmark Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term Benchmark Advance either continue as a Term Benchmark Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and
(2)each such Term Benchmark Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Term Benchmark Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Term Benchmark Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Term Benchmark Advance for the same or another Interest Period.

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Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same Agreed Currency (subject to the terms of Section 3.4); provided that in no event shall the Borrower be permitted to elect a CBR Loan. The Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Term Benchmark Advance not later than 12:00 noon (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three (3) Business Days, in the case of a conversion into or continuation of a Term Benchmark Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Term Benchmark Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:
(i)    the requested date, which shall be a Business Day, of such conversion or continuation, and
(ii)    the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Term Benchmark Advance, the duration of the Interest Period applicable thereto.
Notwithstanding anything in this Agreement or any other Loan Document to the contrary, interest on all Term Benchmark Loans outstanding immediately prior to the Amendment No. 4 Effective Date shall continue to accrue and be paid based upon the “Adjusted LIBO Rate” applicable pursuant to the terms of the Credit Agreement as in effect immediately prior to the Amendment No. 4 Effective Date (the “Existing Credit Agreement”) solely until the expiration of the current Interest Period (as defined in the Existing Credit Agreement) applicable thereto (at which time such Term Benchmark Loans may be reborrowed as or converted to Alternate Base Rate Borrowings or Term Benchmark Borrowings in accordance with this Section 2.10).
1.k.Interest; Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Term Benchmark Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Term Benchmark Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate or the Applicable Margin, as the case may be. Each Term Benchmark Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to (a) the Applicable Margin plus (b) the Adjusted ~~LIBO~~Term SOFR Rate (in the case of a Term Benchmark Advance denominated in Dollars) or the Adjusted EURIBOR Rate (in the case of a Term Benchmark Advance denominated in Euros), in each case, as determined by the Agent as applicable to such Term Benchmark Advance based upon the Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.
1.l.No Conversion or Continuation of Term Benchmark Advances After Default; Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) no outstanding Advance denominated in Dollars may be converted to or continued as a Term Benchmark Advance, (ii) unless repaid, each Term Benchmark Advance denominated in Dollars shall be converted to a Floating Rate Advance at the end of the Interest Period applicable thereto and (iii) unless repaid, each Term Benchmark Advance denominated in a Foreign Currency shall bear interest at a rate per annum equal to the Central Bank Rate for the applicable Foreign Currency plus the Applicable Margin (provided that, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall either be (A) converted to a Floating Rate Advance denominated in Dollars (in an amount equal to

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the Dollar Amount of such Foreign Currency) at the end of the Interest Period or on the next interest payment date, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided further that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above). During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Term Benchmark Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the letter of credit fee payable pursuant to clause (i) of Section 2.4.5 shall be increased by 2% per annum above the fee otherwise applicable, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates and letter of credit fee set forth in clauses (i), (ii) and (iii) above shall be applicable to all Advances and Letters of Credit, respectively, without any election or action on the part of the Agent or any Lender.
1.m.Method of Payment. (i) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by 2:00 p.m. (local time) at the place of payment on the date when due and shall be applied ratably by the Agent among the Lenders. All payments to be made by the Borrower hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Term Benchmark Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at, (a) with respect to Floating Rate Loans and Term Benchmark Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender and (b) with respect to Term Benchmark Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrower at the address of the Agent’s Term Benchmark Payment Office for such currency.
(1)Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by the Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower take all risks of the imposition of any such currency control or exchange regulations.
1.n.Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(1)The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

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(2)The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(3)Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the form of Exhibit C. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.
1.o.Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.
1.p.Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Term Benchmark Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Term Benchmark Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Term Benchmark Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Term Benchmark Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Advances, commitment fees and letter of credit fees shall be calculated for actual days elapsed on the basis of a 360-day year; provided that interest on Floating Rate Advances at times when the Alternate Base Rate is based on the Prime Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
1.q.Notification of Advances, Interest Rates, Prepayments and Commitment Reductions/Increases. Promptly after receipt thereof (and in any event by 2:00 p.m., Chicago time, on the applicable Borrowing Date with respect to a Borrowing Notice for a Floating Rate Advance), the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Commitment Increase Notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Term Benchmark Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
1.r.Lending Installations. Subject to Section 3.6, each Lender will book its Loans at the appropriate Lending Installation listed on the administrative information sheets provided to the Agent in

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connection herewith or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.18. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Subject to Section 3.6, each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.
1.s.Non-Receipt of Funds by the Agent. (A) Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan, or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the greater of (i) the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.
(1)If any Lender shall fail to make any payment or any Revolving Loan required to be made by it pursuant to Sections 2.4.2, 2.4.3, 2.5.4, 2.19(A) or 10.8, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender and for the benefit of the Agent or the Issuing Lenders to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Agent in its discretion.
1.t.Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Term Benchmark Advances shall be suspended pursuant to Section 3.3, or if any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or any Lender becomes a Defaulting Lender (any Lender so affected an “Affected Lender”), the Borrower may elect to replace such Affected Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Agent and, provided that JPMorgan is at such time the Principal Issuing Lender, JPMorgan in its capacity as such shall agree, as of such date, to purchase for cash, in immediately available funds at a purchase price equal to 100% of their principal amount, the Advances and other Obligations owing to the Affected Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

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1.u.Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance request to be made in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Term Benchmark Loans comprising such Advance to be denominated in the Agreed Currency specified by the Borrower, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the Borrower notifies the Agent prior to 10:00 a.m. on such Borrowing Date that it elects not to borrow on such date.
1.v.Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 11.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrower.
1.w.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(1)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.6(A);
(2)any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11.3 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize the Issuing Lenders’ L/C Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Lenders’ future L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any

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judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts drawn and outstanding under Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit related payments owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit related payments owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(3)the Commitment and Outstanding Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.2); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(4)if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
(1)all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Outstanding Credit Exposure to exceed its Commitment;
(2)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent, cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.4.4 so long as such L/C Exposure is outstanding;
(3)if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.4.5 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
(4)if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.6(A) and Section 2.4.5 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and
(5)if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.4.5 with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

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so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.4.4, and L/C Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Lender to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Agent, the Borrower, each Issuing Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.
1.x.Loan Modification Offers. (A) The Borrower may, by written notice to the Agent, from time to time make up to three offers (the “Loan Modification Offer”) to all the Lenders to extend the final maturity date of such Lenders’ respective Revolving Loans and Commitments to a later maturity date (the “Modified Facility Termination Date”) pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Borrower (each Lender that accepts the Loan Modification Offer, an “Accepting Lender”, and the Revolving Loans and Commitments of the Accepting Lenders, the “Modified Revolving Loans” and the “Modified Commitments”, respectively). The Loan Modification Offer shall set forth the proposed Modified Facility Termination Date, the date on which the Loan Modification Agreement (as defined below) is requested to become effective (which shall not be less than ten (10) Business Days nor more than thirty (30) Business Days after the date of the Loan Modification Offer) and such other principal terms on which the Borrower proposes to enter into the Loan Modification Agreement.
(1)The Borrower, each Accepting Lender and the Agent shall execute and deliver an amendment agreement (the “Loan Modification Agreement”) setting forth, to the extent applicable, (i) the designation of the Modified Revolving Loans and Modified Commitments, which shall be specified by the Agent, (ii) the Modified Facility Termination Date (which, for purposes of clarity, shall be applicable only to the Modified Revolving Loans and the Modified Commitments), (iii) the interest rate or rates and fees applicable to the Modified Revolving Loans and Modified Commitments and (iv) such additional amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Agent, to give effect to the other provisions of the Loan Modification Agreement described in clauses (i) through (iii) of this paragraph, and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender; provided that the Loan Modification Agreement shall not alter the rights of any Lender (other than the Accepting Lenders) in any manner that would not be permitted under Section 8.2 without the consent of such Lender unless such consent shall have been obtained. Notwithstanding the foregoing, the Loan Modification Agreement shall not become effective unless (x) the Agent shall have received a certificate of an Authorized Officer of the Borrower, dated as of the date of effectiveness of the Loan Modification Agreement, confirming compliance with the conditions precedent set forth in paragraphs (i) and (ii) of Section 4.2, (y) the Agent shall have received all legal opinions, documents and certificates reasonably requested by the Agent consistent with those delivered on the Closing Date and (z) such other

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conditions as the parties to the Loan Modification Agreement have agreed shall have been satisfied. The Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement.
ARTICLE 3
YIELD PROTECTION; TAXES
1.a.Yield Protection. If any Change in Law shall:
(1)subject the Agent, any Lender or any applicable Lending Installation to any taxes duties, levies, imposts, deductions, charges, assessments, fees or withholdings (other than Taxes or Excluded Taxes governed by Section 3.5) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(2)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than any component of the Statutory Reserve Rate taken into account in the Adjusted ~~LIBO~~Term SOFR Rate or the Adjusted EURIBOR Rate, as applicable), or
(3)impose any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held or interest received by it, by an amount reasonably deemed material by such Lender, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or applicable Lending Installation of making or maintaining its Loans or Commitment or to reduce the return received by the Agent, such Lender or applicable Lending Installation in connection with such Loans or Commitment, then, within fifteen (15) days of demand by the Agent or such Lender, the Borrower shall pay the Agent or such Lender such additional amount or amounts as will compensate the Agent or such Lender for such increased cost or reduction in amount received.
1.b.Changes in Capital Adequacy Regulations. If a Lender (including any Lender in its capacity as the Issuing Lender) reasonably determines that the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender reasonably determines is attributable to this Agreement, its Loans, its L/C Interests or its Commitment to make Loans or to issue or participate in Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity).
1.c.Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Term Benchmark Advance:
(i)    the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Term SOFR Rate, the ~~LIBO~~Term SOFR Reference Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or

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(ii)    the Agent is advised by the Required Lenders that the Adjusted ~~LIBO~~Term SOFR Rate, the ~~LIBO~~Term SOFR Reference Rate, the Adjusted EURIBOR Rate or the EURIBOR Rate, as applicable, for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period;
then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion/Continuation Notice that requests the conversion of any Revolving Advance to, or continuation of any Revolving Advance as, a Term Benchmark Advance shall be ineffective, (B) if any Conversion/Continuation Notice requests a Term Benchmark Revolving Advance in Dollars, such Revolving Advance shall be made as a Floating Rate Advance and (C) if any Conversion/Continuation Notice requests a Term Benchmark Advance in a Foreign Currency, such Conversion/Continuation Notice be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then the other Type of Advances shall be permitted.
Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Agent referred to in this Section 3.3(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Agent to, and shall constitute, a Floating Rate Loan denominated in Dollars on such day, and (y) if such Term Benchmark Loan is denominated in any Foreign Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), bear interest at the Central Bank Rate for such Foreign Currency plus the Applicable Margin; provided that, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.
(1)Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement, document or instrument evidencing any Rate Management Transaction shall be deemed not to be a “Loan Document” for purposes of this Section 3.3), if a Benchmark Transition Event~~, an Early Opt-in Election~~  or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

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~~(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.~~
(2)[Reserved].
(3)In connection with the implementation of a Benchmark Replacement or in connection with any Term Benchmark Loan denominated in Dollars, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(4)The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event~~, an Early Opt-in Election~~  or an Other Benchmark Rate Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3.
(5)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Adjusted Term SOFR~~, LIBO~~ Rate, Term SOFR Reference Rate or EURIBOR Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(6)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Advance of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Advance denominated in Dollars into a request for an Advance of or conversion to Floating Rate Loans or (y) any such request for a Term Benchmark Advance denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or

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at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.
Furthermore, if any Term Benchmark Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 3.3: (x) if such Term Benchmark Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Agent to, and shall constitute, a Floating Rate Loan denominated in Dollars on such day; and (y) if such Term Benchmark Loan is denominated in any Foreign Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for such Foreign Currency plus the Applicable Margin; provided that, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in such Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day; or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in such Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.
1.d.Funding Indemnification. If any payment of a Term Benchmark Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Term Benchmark Advance is not made or converted on the date specified by the Borrower for any reason other than pursuant to Section 3.3 hereof or the default by one or more Lenders, the Borrower will indemnify each Lender (other than any Lender in default of its obligations under this Agreement) for any loss or cost actually incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Term Benchmark Advance, but in any event not including lost profits.
1.e.Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder shall be made free and clear of and without deduction or withholding for any and all Taxes except as required by applicable law. Subject to Section 3.5(v) of this Agreement, if the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Agent within thirty (30) days after such payment is made.
(1)In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement, except any such taxes, charges or similar levies imposed with respect to an assignment (“Other Taxes”).
(2)Subject to Section 3.5(v) of this Agreement, the Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or

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with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6 and delivers to the Borrower (with a copy to the Agent) either (A) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or Other Taxes or (B) a certificate as to the amount of such payment prepared in good faith.
(3)Each Lender that is not a United States person as defined in Section 7701(a)(30) of the Code (each a “Non-U.S. Lender”) agrees that it will, on or prior to the date of this Agreement (and in the case of a Transferee that is a Non-U.S. Lender, on or prior to the date such person acquires an interest in any Loan Document), (i) deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (with all required documentation from each beneficial owner), or (ii) in the case of a Non-U.S. Lender claiming exemption from the withholding of United States federal income tax under Section 881(c) of the Code with respect to payments of “portfolio interest”, deliver two duly completed copies of United States Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, and a certificate representing that such Lender is not (A) a “bank” for purposes of Section 881(c) of the Code, (B) a ten-percent shareholder of the Borrower (within the meaning of Section 871(h)(3)(B) of the Code) or (C) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), certifying in either case that such Lender is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive all payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred after the date of this Agreement and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
(4)For any period during which a Lender has failed to provide the Borrower with an appropriate form as required pursuant to clause (iv), above, or clause (viii) below, with respect to any payment under the Agreement (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date such Lender becomes a party to this Agreement), such Lender shall not be entitled to indemnification or any additional payments under this Section 3.5 with respect to Taxes imposed by the United States on such payment. If a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above or clause (viii), below, the Borrower shall take such steps as such Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
(5)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
(6)Each Lender shall severally indemnify the Agent, within thirty (30) days after demand therefor, for (A) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Taxes and without limiting the obligation of the Loan Parties to do so), and (B) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising

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therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 3.5(vii).
(7)On or prior to the date of this Agreement (and in the case of a Transferee that is a Non-U.S. Lender, on or prior to the date such person acquires an interest in any Loan Document), any Lender that is a United States person as defined in section 7701(a)(30) of the Code, including any Transferee that is a United States person, shall deliver to the Borrower (with a copy to the Agent) a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that the Lender is organized under the laws of the United States and is not subject to backup withholding.
(8)If any Agent or Lender determines, in its reasonable judgment, that, based on a final determination, it has received a refund of, or a credit with respect to, any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 3.5 of this Agreement, it shall pay over such refund or credit to the Borrower within ten (10) Business Days of the receipt of such refund or the use of such credit. This section shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or to any other Person.
(9)If a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.5(x), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
1.f.Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Term Benchmark Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term Benchmark Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Term Benchmark Loan shall be calculated as though each Lender funded its Term Benchmark Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Adjusted ~~LIBO~~Term SOFR Rate or Adjusted EURIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within fifteen (15) days after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE 4
CONDITIONS PRECEDENT

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1.a.Initial Advance. The Lenders shall not be required to make the initial Loans hereunder unless:
(1)The Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Agent (which may include facsimile transmission of a signed signature page to this Agreement) that such party has signed a counterpart to this Agreement.
(2)The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders and dated the Closing Date) of each of (i) Latham & Watkins LLP and (ii) Timothy S. Ernst, counsel for the Borrower, each in form and substance reasonably satisfactory to the Agent.
(3)The Lenders, the Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(4)The Agent shall have received such customary documents and certificates, all in form and substance reasonably satisfactory to the Agent and as further described in the list of closing documents attached as Schedule 4.1.
(5)The Agent shall have received evidence satisfactory to it that the commitments under the Existing Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans, and except with respect to Existing Letters of Credit continuing hereunder) and any and all liens thereunder shall have been terminated.
(6)(i) The Agent shall have received, prior to the Closing Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
The Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
1.b.Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance, and the Issuing Lender shall not be required to issue any Letter of Credit, unless on the applicable Borrowing Date or, in the case of a Letter of Credit, the date of issuance:
(1)There exists no Default or Unmatured Default.
(2)The representations and warranties contained in Article V are true and correct in all material respects (or, in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of such Borrowing Date or date of issuance except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
Each Borrowing Notice with respect to each such Advance and each application with respect to each such Letter of Credit shall constitute a representation and warranty by the Borrower that the

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conditions contained in Section 4.2(i) and (ii) have been satisfied. Subject to Section 2.10, the conditions contained in this Section 4.2 shall not apply to the conversion or continuation of all or any portion of any outstanding Advance.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
1.a.Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to own, operate and encumber its Property and to conduct its business, as presently conducted in each jurisdiction in which its business is conducted, except for any failure to be so authorized that could not reasonably be expected to have a Material Adverse Effect.
1.b.Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate (or equivalent) proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
1.c.No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) violate the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) violate the provisions of any indenture, material instrument or material agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or (iv) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or any Subsidiary pursuant to the terms of any indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.
1.d.Financial Statements. The December 31, 2018 audited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended, subject, in the case of such unaudited financial statements, to normal year-end adjustments and the absence of notes.

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1.e.Material Adverse Change. Since December 31, 2018 there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
1.f.Taxes. The Borrower and its Subsidiaries have filed all material United States federal tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are not yet due and payable or are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. No tax liens have been filed and no claims are being asserted with respect to any such material taxes, except such taxes, if any, as are not yet due and payable or are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principals. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes are adequate in accordance with Agreement Accounting Principles.
1.g.Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. As of the Closing Date, other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5.7, the Borrower and its Subsidiaries have no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4 or the footnotes thereto.
1.h.Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interest) duly authorized and issued and are fully paid and non-assessable. No Material Domestic Subsidiaries exist as of the Closing Date.
1.i.ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: there are no Unfunded Liabilities under any Single Employer Plans; none of the Borrower, any of its Subsidiaries or any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal or partial withdrawal liability to Multiemployer Plans; each Plan complies in all material respects with all applicable requirements of law and regulations; no Reportable Event has occurred with respect to any Plan; none of the Borrower, any of its Subsidiaries or any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so; and no steps have been taken to terminate or appoint a trustee to administer any Plan.
1.j.Accuracy of Information. The information, exhibits and reports furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, taken as a whole, do not contain any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in a manner relied upon by the Lenders to their detriment.
1.k.Regulation U. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Advance have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulation U.
1.l.Material Agreements. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement (other than agreements or instruments evidencing or governing Indebtedness) to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

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1.m.Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
1.n.Ownership of Properties. Except as set forth on Schedule 6.15, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries and all other Property material to the Borrower’s and its Subsidiaries’ businesses, except as sold or otherwise disposed of in the ordinary course of business. The Borrower and each Subsidiary (i) owns and/or possesses all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of its business without any known conflict with the rights of others, and (ii) owns and/or possesses and/or has applied for all the patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the planned conduct of its business for the next six months, without any known conflict with the rights of others, except, with respect to clauses (i) and (ii), where the failure to own and/or possess any patents, trademarks, trade names, service marks, copyrights, licenses and/or rights could not reasonably be expected to have a Material Adverse Effect and/or subject the Borrower or any Subsidiary to any material liability in connection with any infringement and/or similar cause of action related to any of the foregoing.
1.o.Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans or issuance of Letters of Credit hereunder gives rise to a prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to “plan assets” of the Borrower and its Subsidiaries.
1.p.Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
1.q.Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
1.r.Beneficial Ownership. As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
1.s.Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to support compliance in all material respects with respect to Anti-Corruption Laws and applicable U.S. Sanctions, and the Borrower, its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable U.S. Sanctions in all material respects. None of

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(a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance, Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
1.t.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
1.u.Post-Retirement Benefits. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any expected costs of post-retirement medical and insurance benefits payable to their employees and former employees, to the extent such costs are required to be estimated by the Borrower in accordance with Financial Accounting Standards Board Statement No. 106.
1.v.Insurance. Schedule 5.22 accurately sets forth as of the Closing Date all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Borrower and its Domestic Subsidiaries, specifying, for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto, and (vii) any reserves relating to any self-insurance program that is in effect.
1.w.Reportable Transaction. The Borrower does not intend to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.
ARTICLE 6
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
1.a.Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:
(1)Within ninety (90) days after the close of each of its fiscal years, to the extent prepared to comply with SEC requirements, a copy of the Borrower’s report on SEC Form 10-K filed with the SEC for such fiscal year, or, if no such Form 10-K was filed by the Borrower, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by the Borrower’s independent certified public accountants) audit report certified by independent certified public accountants acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows.
(2)Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, to the extent prepared to comply with SEC requirements, a copy of the Borrower’s report on SEC Form 10-Q filed with the SEC for such fiscal quarter, or, if no such Form 10-Q was filed by the Borrower, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

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(3)[Reserved].
(4)Within (a) the earlier of (1) thirty-five (35) days after the delivery of the financial statements required under Section 6.1(i) and (2) one hundred (100) days after the close of each of its fiscal years, and (b) within the earlier of (1) forty (40) days after the delivery of the financial statements required under Section 6.1(ii) and (2) seventy (70) days after the close of the first three quarterly periods of each of its fiscal years, a compliance certificate in substantially the form of Exhibit A signed by its Chief Financial Officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(5)As soon as possible and in any event within thirty (30) days after the Borrower knows that any Reportable Event that could reasonably be expected to have a Material Adverse Effect has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
(6)As soon as possible and in any event within twenty (20) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(7)Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(8)Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
(9)Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request, including, without limitation, information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(10)(A) Within five (5) Business Days after each purchase by the Borrower or any of its Subsidiaries of Margin Stock in the amount of $1,000,000 or more and (B) together with each delivery of a compliance certificate pursuant to Section 6.1(iv), a current list of all Margin Stock (and its current value) held by the Borrower or any of its Subsidiaries.
(11)Any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Information required to be delivered pursuant to clauses (i), (ii), and (viii) of this Section 6.1 (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (a) on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s Internet website at the website address listed on the signature page hereof or at another website identified in such notice and accessible to the Lenders without charge; or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (x) the Borrower shall deliver paper copies of

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such information to any Lender that requests such delivery and (y) the Borrower shall notify the Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
1.b.Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances to make Permitted Acquisitions pursuant to the terms of this Agreement, for working capital and for other general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock in violation of Regulation U. The Borrower will not knowingly request any Advance or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws(ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of applicable Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
1.c.Notice of Default. The Borrower will give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.
1.d.Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business only in fields of enterprise substantially the same as or reasonably related to the fields of enterprise in which it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
1.e.Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal, if applicable, and applicable foreign, state and local material tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside if and to the extent required by Agreement Accounting Principles and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
1.f.Insurance; Insurance and Condemnation Proceeds. The Borrower shall maintain for itself and its Domestic Subsidiaries, or shall cause each of its Domestic Subsidiaries to maintain, in full force and effect the insurance policies and programs listed on Schedule 5.22 or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice.
1.g.Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect and/or result in the creation of any Lien not permitted by Section 6.15. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
1.h.Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary and commercially reasonable to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper

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repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, in each case except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
1.i.Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers, in each case upon reasonable advance notice and at such reasonable times (during normal business hours) and intervals as the Agent may designate.
1.j.Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) the Borrower may make Restricted Payments deemed to occur upon the exercise of any stock option on a “net share” settlement basis by management or employees of the Borrower and its Subsidiaries, and (e) the Borrower and its Subsidiaries may make any other Restricted Payment so long as no Unmatured Default or Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including giving effect on a pro forma basis acceptable to the Agent) thereto and the aggregate amount of all such Restricted Payments during any fiscal year of the Borrower does not exceed $100,000,000; provided, that such Dollar limitation shall not be applicable if at the time of the making of such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis acceptable to the Agent) thereto, the Borrower is in compliance with the financial covenants set forth in Section 6.26.
1.k.Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create or incur any Indebtedness, except:
(1)The Loans and Reimbursement Obligations.
(2)Indebtedness (other than Indebtedness of Foreign Subsidiaries and Intercompany Indebtedness) existing on the Closing Date and described in Part I of Schedule 6.11.
(3)Indebtedness arising under Rate Management Transactions and other Financial Contracts permitted by Section 6.25.
(4)The Permitted Notes and any Permitted Refinancing thereof.
(5)Indebtedness (other than Intercompany Indebtedness) of Foreign Subsidiaries not exceeding $100,000,000 (or equivalent in foreign currencies) in aggregate principal amount at any one time outstanding.
(6)Factoring of accounts and notes receivable of Foreign Subsidiaries, provided that (A) such receivables sold without recourse to the selling Foreign Subsidiary shall be sold on commercially reasonable terms and (B) the liabilities of such Foreign Subsidiaries with respect to such receivables sold with recourse to the selling Foreign Subsidiary shall not exceed $25,000,000 (or equivalent in foreign currencies) in the aggregate outstanding at any time.
(7)Indebtedness constituting Contingent Obligations permitted by Section 6.24.

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(8)Indebtedness incurred pursuant to Sale and Leaseback Transactions, provided that at the time such transaction is entered into (A) no Default or Unmatured Default exists and (B) the Leverage Ratio as of the last day of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1, the most recent financial statements referred to in Section 5.4) on a pro forma basis as if such Sale and Leaseback Transaction were entered into at the beginning of the four-fiscal quarter period ending on such day would have been equal to or less than 3.00 to 1.00.
(9)Intercompany Indebtedness of the Borrower to any Subsidiary or of any Guarantor to the Borrower or any other Subsidiary or of any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; provided that if the Borrower or any Guarantor is the obligor on such Intercompany Indebtedness, such Intercompany Indebtedness shall be expressly subordinate to the payment in full of the Guaranteed Obligations in a manner reasonably satisfactory in form and substance to the Agent.
(10)Intercompany Indebtedness of any Subsidiary that is not a Guarantor to the Borrower or any Guarantor (i) existing on the Closing Date and described on Part II of Schedule 6.11 or (ii) incurred after the Closing Date in the ordinary course of business.
(11)Other Intercompany Indebtedness, not otherwise permitted by clauses (ix) and (x) above, permitted by Section 6.14(iii).
(12)Indebtedness constituting purchase money Indebtedness or Capitalized Leases not exceeding $100,000,000 (or the equivalent amount in foreign currencies) in aggregate principal amount at any one time outstanding.
(13)Indebtedness in respect of performance bonds, appeal bonds, surety bonds, completion guaranties, warranties, indemnities and similar obligations or owing to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty, or liability insurance, in each case incurred in the ordinary course of business.
(14)Indebtedness arising from agreements providing for customary indemnification, adjustment of purchase price or similar obligations or earnout provisions in connection with dispositions or Acquisitions permitted hereunder.
(15)Banking Service Obligations and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business.
(16)Other Indebtedness, provided that, at the time of and immediately after giving effect (including pro forma effect) to the incurrence of any such Indebtedness (including the application of any proceeds therefrom), the Borrower shall be in compliance with the covenants set forth in Section 6.26 on a pro forma basis reasonably satisfactory to the Agent.
(17)Other Indebtedness (other than Intercompany Indebtedness), not otherwise permitted by clauses (i) through (xvi) above, not exceeding $25,000,000 in the aggregate outstanding at any one time.
1.l.Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or consummate a Division as the Dividing Person, except that a Subsidiary may merge (i) into the Borrower or a Wholly-Owned Subsidiary or (ii) in connection with a Permitted Acquisition or (iii) in connection with a disposition permitted hereunder, provided, that if a Guarantor merges with another Subsidiary, the surviving entity shall be a Guarantor other than in

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connection with a disposition of such Guarantor; provided, further, that any Subsidiary that is an LLC may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Subsidiaries at such time, or, with respect to assets not so held by one or more Subsidiaries, such Division, in the aggregate, would otherwise result in a sale, transfer or disposition permitted by Section 6.13.
1.m.Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of all or substantially all of its Property to any other Person (including by way of a Division), except:
(1)Sales of inventory in the ordinary course of business.
(2)Sales by the Borrower or Subsidiaries of accounts receivable and notes receivable permitted by Section 6.11(vi).
(3)Sales or other dispositions of Property in connection with Sale and Leaseback Transactions permitted by Section 6.11(viii).
(4)Equipment or other assets traded in or exchanged for replacement assets.
(5)[Reserved].
(6)Dividends or distributions permitted by Section 6.10.
(7)Dispositions of Property that constitute Investments permitted by Section 6.14.
(8)Sales or other distributions of Property by the Borrower to any Guarantor or by any Guarantor to the Borrower or any other Guarantor or by any Subsidiary that is not a Guarantor to the Borrower or any other Subsidiary.
(9)Sales or other dispositions of Property having a fair market value not to exceed $75,000,000 in the aggregate for any Fiscal Year.
1.n.Investments and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, make any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries, and including any Investment resulting from a Division), or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
(1)Cash Equivalent Investments.
(2)Investments in Equity Interests in Subsidiaries existing on the Closing Date; Intercompany Indebtedness permitted by Section 6.11 (other than clause (xi) thereof); Intercompany Indebtedness of any Subsidiary to the Borrower which is incurred in the ordinary course of business; and other Investments existing on the Closing Date and described in Schedule 6.14.
(3)Investments by the Borrower or any Guarantor in Subsidiaries other than Guarantors, in addition to Investments permitted by clause (ii) above not to exceed the greater of (A) the sum of (I) $100,000,000 (or equivalent in foreign currencies) plus (II) the cumulative amount of repayments of principal, returns of capital and dividends received by the Borrower or any Guarantor from Subsidiaries other than Guarantors on Investments (including existing Investments) in such Subsidiaries and (B) 15% of Consolidated EBITDA for the most recently ended four fiscal quarters for which financial statements have been made available under Section 6.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1, the most recent financial statements referred to in Section 5.4) at the time of such Investment. To the extent that the Borrower or any Guarantor makes

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an Investment in a Subsidiary by converting Intercompany Indebtedness of such Subsidiary to an Equity Interest or Equity Interests in such Subsidiary, such conversion shall not be deemed to be a new Investment for purposes of this clause (iii).
(4)Investments in the Borrower and in Subsidiaries that are Guarantors, and Investments by Subsidiaries that are not Guarantors in the Borrower or other Subsidiaries.
(5)(A) Permitted Acquisitions and (B) Investments by the Borrower or any Guarantor in Subsidiaries other than Guarantors to be used to fund Permitted Acquisitions, provided that in each case no Default or Unmatured Default exists before or after giving effect to such Permitted Acquisition.
(6)Investments constituting Rate Management Transactions and Financial Contracts permitted by Section 6.25.
(7)Investments constituting Contingent Obligations (or payments thereon) permitted by Section 6.24.
(8)Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary.
(9)Other Investments not otherwise permitted by clauses (i) through (ix) above, in an aggregate outstanding amount not exceeding 25% of Consolidated Tangible Net Worth as of the most recently ended fiscal quarter for which financial statements have been made available under Section 6.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1, the most recent financial statements referred to in Section 5.4) at the time of such Investment.
1.o.Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
(1)Liens for taxes, assessments or governmental charges (other than Liens imposed by the PBGC) or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books if and to the extent required by Agreement Accounting Principles.
(2)Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books if and to the extent required by Agreement Accounting Principles.
(3)Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security benefits, or similar legislation.
(4)Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.
(5)[Reserved].

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(6)Liens on property of Foreign Subsidiaries in connection with banker’s acceptances with maturities not in excess of 180 days.
(7)Liens on accounts and notes receivable of Foreign Subsidiaries securing loans and advances to Foreign Subsidiaries permitted by Section 6.11.
(8)Liens against equipment, property, or plant leased by the Borrower or any Subsidiary in favor of the lessor thereof.
(9)Purchase money Liens and Liens to secure Capitalized Leases to secure Indebtedness permitted hereunder, and extensions, renewals and refinancing thereof so long as the principal amounts thereof are not increased.
(10)Liens to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and surety bonds and other similar obligations in the ordinary course of business and judgment liens to the extent such judgment would not constitute a Default under Section 7.9.
(11)Liens on documents and related property arising in connection with trade letters of credit in the ordinary course of business.
(12)Liens (excluding liens permitted under clauses (i) through (xi) above) existing on the Closing Date and listed on Schedule 6.15 hereto.
(13)Liens (excluding liens permitted under clauses (i) through (xii) above and clause (xiv) below) to secure obligations of the Borrower or any Subsidiary, the principal amount of which does not exceed at any one time the greater of (A) $30,000,000 and (B) 9% of Consolidated EBITDA for the most recently ended four fiscal quarters for which financial statements have been made available under Section 6.1 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1, the most recent financial statements referred to in Section 5.4) at the time of the incurrence of any such Lien.
(14)Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business.
1.p.[Reserved].
1.q.Limitation on Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of its Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Borrower or any of its Subsidiaries, except:
(1)restrictions imposed by the agreements and instruments governing or evidencing the Permitted Notes or any Permitted Refinancing thereof and restrictions imposed by the agreements and instruments governing or evidencing Indebtedness permitted by Section 6.11(xvi) so long as, in the case of any such Indebtedness, such prohibition or limitation is customary for such Indebtedness,
(2)restrictions imposed by applicable law,

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(3)existing restrictions under Indebtedness of any Subsidiary outstanding on the Closing Date,
(4)restrictions under any Acquired Indebtedness not incurred in violation of any agreement (including any Equity Interest) relating to any property, asset, or business acquired by the Borrower or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,
(5)restrictions with respect solely to any of its Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,
(6)restrictions on transfer contained in purchase money Indebtedness; provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such purchase money Indebtedness,
(7)provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business,
(8)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,
(9)in connection with and pursuant to permitted refinancings, replacements of restrictions imposed pursuant to clauses (iii), (iv) or (vi) or this clause (ix) of this Section 6.17 that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced, and
(10)restrictions contained in Indebtedness incurred by a Foreign Subsidiary in accordance with this Agreement; provided, that such restrictions relate only to one or more Foreign Subsidiaries.
Notwithstanding the foregoing, (A) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (B) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of this Agreement may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.
1.r.[Reserved].
1.s.Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and its Wholly-Owned Subsidiaries) except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction or (b) transactions with Affiliates specifically permitted hereunder.
1.t.Unfunded Liabilities. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will not permit any Unfunded Liabilities to exist.

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1.u.[Reserved].
1.v.[Reserved].
1.w.Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transaction other than Sale and Leaseback Transactions permitted by Section 6.11(viii).
1.x.Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) guaranties of Indebtedness permitted by Section 6.11, provided that only Guarantors shall guarantee (x) Permitted Notes and (y) Material Indebtedness incurred pursuant to Section 6.11(xvi), (iii) guaranties by the Borrower or any Subsidiary of employee credit card obligations in the ordinary course of business, (iv) recourse obligations in connection with the factoring of accounts and notes receivable of Foreign Subsidiaries, (v) guaranties and other Contingent Obligations of the Borrower or any Subsidiary with respect to obligations of any Subsidiary and (vi) other Contingent Obligations not otherwise permitted by clauses (i) through (v) above not exceeding $25,000,000 in the aggregate outstanding at any one time.
1.y.Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except Financial Contracts pursuant to which the Borrower or any Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure.
1.z.Financial Covenants.
1.1.1.Interest Coverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be less than 4.00 to 1.00 for each fiscal quarter ending on or after December 31, 2018.
1.1.2.Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, to be greater than 3.50 to 1.00 for each fiscal quarter ending on or after December 31, 2018.
1.1.3.Pro Forma Calculation. In the event that the Borrower or any Subsidiary shall have consummated a Permitted Acquisition or an Investment in a joint venture during any four fiscal quarter period for which any financial covenant contained in this Section 6.26 is calculated, such financial covenant shall be calculated as if such Permitted Acquisition or Investment (including any Indebtedness incurred in connection therewith) had been consummated on the first day of such four fiscal quarter period, provided that the Borrower shall not include such Permitted Acquisition or Investment in the calculation of Consolidated EBITDA, unless the Borrower shall have delivered to the Lenders, at or prior to the time financial statements as of the last day of such four fiscal quarter period are delivered to the Lenders pursuant to Section 6.1, the most recently audited and unaudited financial statements of the acquired business or Person or joint venture, as the case may be, for such period and presented in conformity with generally accepted accounting principles of the applicable jurisdiction. Prior to the consummation of any Permitted Acquisition for Consideration in excess of $50,000,000 or at any time the Borrower has consummated Permitted Acquisitions having Consideration of more than $100,000,000 in the aggregate since the end of the most recent Fiscal Quarter for which financial statements have been delivered, the Borrower shall deliver to the Agent a certificate signed on behalf of the Borrower by its Chief Financial Officer or Treasurer setting forth the Leverage Ratio as of the last day of the most recent fiscal quarter for which the Borrower has delivered financial statements pursuant to Section 6.1 calculated

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on a pro forma basis as if such Permitted Acquisition were entered into at the beginning of the four-fiscal quarter period and otherwise in accordance with the provisions set forth in this Section 6.26.4.
1.aa.Fiscal Year. The Borrower shall not, and shall not permit any Subsidiary to, change the fiscal year of the Borrower or any Subsidiary.
1.ab.Guarantors. If at any time on or after the Closing Date, any one or more Domestic Subsidiaries shall constitute a Material Domestic Subsidiary, the Borrower shall promptly notify the Agent thereof, which notice shall specify the date as of which such Domestic Subsidiary or Subsidiaries became a Material Domestic Subsidiary. A Subsidiary with respect to which the Borrower complies with this Section may be excluded in determining whether one or more Subsidiaries collectively constitute a Material Domestic Subsidiary. Within ninety (90) days (or such later date as may be agreed upon by the Agent) after the date specified in such notice, the Borrower shall cause such Material Domestic Subsidiary to execute and deliver to the Agent a Guaranty (or a joinder thereto in the form contemplated thereby), together with such supporting documentation, including authorizing resolutions and/or opinions of counsel, as the Agent may reasonably request. Notwithstanding the foregoing, if the Borrower acquires a Material Domestic Subsidiary pursuant to a Permitted Acquisition, the Borrower may, as an alternative to complying with the preceding sentence, within ninety (90) days (or such later date as may be agreed upon by the Agent) after the consummation of such Permitted Acquisition, cause such Material Domestic Subsidiary to merge into, or to transfer all or substantially all of its assets to, the Borrower or a Guarantor.
ARTICLE 7
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:
1.a.Breach of Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Letter of Credit or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
1.b.Nonpayment. Nonpayment of principal of any Loan or Reimbursement Obligation when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five (5) days after the same becomes due.
1.c.Breach of Certain Covenants. The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.17, 6.19, 6.21, 6.23, 6.24, 6.25, 6.26, or 6.28; or the breach by the Borrower of any of the terms and conditions of Section 6.1, 6.3, 6.6 or 6.9 which is not remedied within ten (10) days.
1.d.Other Defaults. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after written notice from the Agent or the Required Lenders.
1.e.Defaults as to Other Indebtedness. (i) Failure of the Borrower or any of its Subsidiaries to pay when due (after taking into account any applicable grace periods) any Indebtedness (other than Indebtedness owing by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or another Subsidiary and other than Rate Management Obligations) outstanding in a principal amount aggregating in excess of $75,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was

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created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Subsidiaries then outstanding in a principal amount in excess of $75,000,000 shall be declared to be due and payable or required to be prepaid or repurchased (other than by regularly scheduled payment and other than in connection with any Permitted Refinancing) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due; or (ii) the occurrence of an early termination under any Rate Management Transaction resulting from (A) any event of default under such Rate Management Transaction as to which the Borrower or any Subsidiary is the defaulting party or (B) any termination event as to which the Borrower or any Subsidiary is an affected party and, in either event, the termination value or other similar obligation owed by the Borrower or such Subsidiary as a result thereof is in excess of $75,000,000 and remains unpaid.
1.f.Voluntary Bankruptcy. The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file (by the deadline for such filing) an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith and in a reasonably timely manner any appointment or proceeding described in Section 7.7.
1.g.Involuntary Bankruptcy. Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and in each case such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
1.h.Attachments. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
1.i.Judgments. The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by insurance as to which the insurer has not disclaimed coverage) in excess of $75,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith in a reasonably timely manner.
1.j.ERISA; Withdrawal Liability. The Borrower, any of its Subsidiaries or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, any of its Subsidiaries or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect.

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1.k.ERISA; Insolvency/Termination. The Borrower, any of its Subsidiaries or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent or is being terminated, within the meaning of Title IV of ERISA, if as a result of such insolvency or termination the aggregate annual contributions of the Borrower, any of its Subsidiaries and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then insolvent or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the insolvency or termination occurs by an amount which could reasonably be expected to have a Material Adverse Effect.
1.l.Change in Control. Any Change in Control shall occur.
1.m.Guaranty. Any Guarantor shall take any action to revoke or discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny that is has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.
ARTICLE 8
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
1.a.Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the Issuing Lender or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation of the Issuing Lender to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
1.b.Amendments.
(1)Subject to Sections 3.3(b), (c) and (d) and the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement or waiver shall, (x) without the consent of the Agent and the Issuing Lender, amend any provision of Section 2.23 hereof or (y) without the consent of each Lender directly affected thereby:
(1)Except pursuant to Section 2.24, extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan, postpone the date fixed for any payment of Reimbursement Obligations, forgive all or any portion of the principal amount of any Loan or Reimbursement Obligation, or reduce the rate or extend the time of payment of interest or fees hereunder (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)).

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(2)Reduce the percentage specified in the definition of Required Lenders or amend the definition of Pro Rata Share.
(3)Except pursuant to Section 2.24, (A) extend the Facility Termination Date or (B) reduce the amount or extend the payment date for, the mandatory payments required under Section 2.8, or (C) increase the amount of the Aggregate Commitment (except pursuant to Section 2.6(B)) or (D) increase the amount of the Commitment of any Lender hereunder, or (E) reduce the Aggregate Commitment other than ratably among the Lenders having Commitments (other than a non-ratable reduction of the Aggregate Commitment in respect of the Commitment of a Defaulting Lender), or (F) permit the Borrower to assign its rights under this Agreement.
(4)Amend this Section 8.2 (or any provision of this Agreement that explicitly requires the consent of each Lender prior to any action or inaction).
(5)Release any Guarantor, except in connection with a disposition of Equity Interests of a Guarantor otherwise permitted by the Loan Documents.
(6)Amend the ratable treatment among the Lenders under Section 11.2 hereof.
No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement. No amendment of any provision of this Agreement relating to the Issuing Lender shall be effective without the written consent of the Issuing Lender. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (a)(i), (a)(ii), (a)(iii)(A) or (a)(iii)(D) of this Section 8.2 and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.
(2)Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent and the Borrower (x) to add one or more credit facilities to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.
(3)Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.
1.c.Preservation of Rights. No delay or omission of the Lenders, the Issuing Lender or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the Issuing Lender and the Lenders until the Obligations have been paid in full.

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ARTICLE 9
GENERAL PROVISIONS
1.a.Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.
1.b.Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower, and the Issuing Lender shall not be obligated to issue any Letter of Credit for the account of the Borrower, in violation of any limitation or prohibition provided by any applicable statute or regulation.
1.c.Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
1.d.Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.
1.e.Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.
1.f.Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Agent, any Issuing Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(1)The Borrower shall indemnify the Agent, the Arranger, each Syndication Agent, each Co-Documentation Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of any transactions contemplated hereby (including the credit facilities offered hereunder), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing

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Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.6(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(2)To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d)(ii) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(3)All amounts due under this Section shall be payable promptly after written demand therefor.
1.g.Numbers of Documents. All material documents hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.
1.h.Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding the foregoing or anything to the contrary set forth herein, (i) any lease existing on the books and/or records of the Borrower as of the Closing Date as an operating lease shall remain characterized as an operating lease,

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in accordance with past practices of the Borrower; and (ii) any lease that did or was entitled to qualify as an operating lease under Agreement Accounting Principles as in effect prior to January 1, 2018 shall continue to constitute or shall qualify as an operating lease hereunder, and shall not constitute or be re-characterized as a Capitalized Lease.
1.i.Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
1.j.Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Issuing Lender and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have any advisory, agent or fiduciary responsibilities to the Borrower or any of its Affiliates or any other Person. No Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents. Each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Neither the Agent, the Arranger, the Issuing Lender nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or any affiliate of such party. Neither the Agent, the Arranger, the Issuing Lender nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
1.k.Confidentiality. Each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates (that are not competitors of the Borrower or any Subsidiary in any of their respective lines of business) and to other Lenders and their respective Affiliates (that are not competitors of the Borrower or any Subsidiary in any of their respective lines of business), (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) as may be required or appropriate, to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) as may be required or appropriate, to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or securitization transactions or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
1.l.Disclosure. The Borrower and each Lender hereby acknowledge and agree that JPMorgan and/or one or more Affiliates are or may become direct or indirect equity investors in the Borrower, and each Lender hereby waives any liability of JPMorgan or any of its Affiliates to such Lender arising out of or resulting from such investments or relationships, other than liabilities arising out of the gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, of JPMorgan or its Affiliates.
1.m.Non-Reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Loan provided for herein.
1.n.USA Patriot Act; Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act” or the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(1)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(2)the effects of any Bail-In Action on any such liability, including, if applicable:
(1)a reduction in full or in part or cancellation of any such liability;
(2)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be

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issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(3)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.
1.o.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
1.p.No Fiduciary Duty, etc. (a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
(1)The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(2)In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

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1.q.Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(1)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(2)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(3)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(4)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(1)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(2)The Agent, the Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees,

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minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
1.r.Acknowledgement Regarding Any Supported QFCs
. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement, document or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE 10
THE AGENT
1.a.Appointment; Nature of Relationship. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders (including the Issuing Lender, and each reference in this Article X to a Lender shall include the Issuing Lender) as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

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1.b.Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.
1.c.General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person or any affiliate of such Person.
1.d.No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. Except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.
1.e.Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all of the Lenders, as applicable, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders or all of the Lenders, as applicable. Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
1.f.Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.
1.g.Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

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1.h.Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.
1.i.Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.
1.j.Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.
1.k.Lender Credit Decision. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
1.l.Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the

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resigning Agent may appoint, on behalf of the Lenders, a successor Agent. Any appointment of a successor Agent shall be subject to the Borrower’s consent, which shall not be unreasonably withheld or delayed, provided that such consent shall not be required at any time that a Default shall have occurred and be continuing. Notwithstanding the foregoing, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of the Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of the Agent, the provisions of this Article X shall continue in effect for the benefit of the Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. The Agent may not be removed or replaced at any time without its prior written consent. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.
1.m.Agent’s Fee. The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated February 5, 2019, or as otherwise agreed from time to time.
1.n.Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Article IX and Article X.
1.o.Guarantor Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of any Guarantor which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.
1.p.Co-Agents, etc. Neither the Co-Syndication Agents nor the Co-Documentation Agents nor any Co-Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.
1.q.Payments.
(1)Each Lender hereby agrees that (x) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert,

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and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender under this 10.17 shall be conclusive, absent manifest error.
(2)Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(3)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(4)Each party’s obligations under this Section 10.17 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
ARTICLE 11
SETOFF; RATABLE PAYMENTS
1.a.Setoff. In addition to, and without limitation of, any rights of the Lenders or the Issuing Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available, other than trust accounts) and any other Indebtedness at any time held or owing by any Lender or the Issuing Lender or any Affiliate of any Lender or the Issuing Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender or the Issuing Lender, whether or not the Obligations, or any part hereof, shall then be due.
1.b.Ratable Payments. Subject to Section 2.23, if any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
1.c.Application of Payments. So long as a Default shall have occurred and be continuing, or if the Borrower shall otherwise fail to direct the application of payments hereunder, the Agent shall,

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unless otherwise specified at the direction of the Required Lenders, which direction shall be consistent with the last sentence of this Section 11.3, apply all payments and prepayments (other than prepayments pursuant to Section 2.8(A)) in respect of any Obligations in the following order:
(1)first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;
(2)second, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Agent;
(3)third, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the Issuing Lender;
(4)fourth, to pay interest due in respect of Loans and Reimbursement Obligations;
(5)fifth, to the ratable payment or prepayment of principal outstanding on Loans, Reimbursement Obligations, Rate Management Obligations and Banking Services Obligations in such order as the Agent may determine in its sole discretion; and
(6)sixth, to the ratable payment of all other Obligations.
Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Term Benchmark Loans with those Term Benchmark Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 11.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders and other Holders of Guaranteed Obligations as among themselves. The order of priority set forth in clauses (D) through (F) of this Section 11.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 11.3 may be changed only with the prior written consent of the Agent.
1.d.Relations Among Lenders.
Except with respect to the exercise of set-off rights of any Lender in accordance with Section 11.1, the proceeds of which are applied in accordance with this Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent. Notwithstanding the foregoing, and subject to Section 11.2, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
1.a.Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent, the Issuing Lender and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, (ii) any assignment by any Lender must be made in

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compliance with Section 12.3 and (iii) any assignment or delegation of duties by the Agent shall be made only in compliance with Article X. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
1.b.Participations.
1.1.1.Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities that are not Ineligible Institutions or competitors of the Borrower or any Subsidiary in any of their respective lines of business (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and L/C Interests and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents; provided, however, that each Participant shall comply with Section 3.5 as though it were a Lender (it being understood that the documentation required under Section 3.5 shall be delivered to the participating Lender). In addition, each Lender that sells a participation shall, acting for this purpose only as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, L/C Interests or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Interest or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
1.1.2.Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, L/C Interest or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, L/C Interest or Commitment, extends the Facility Termination Date (except as set forth in Section 2.24), postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, L/C Interest or Commitment,

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postpones the expiry date of any Letter of Credit beyond the Facility Termination Date, releases any guarantor (except in connection with a disposition of Equity Interests of a Guarantor otherwise permitted by the Loan Documents) of any such Loan or Reimbursement Obligation or releases all or substantially all of the collateral, if any, securing any such Loan or Reimbursement Obligation.
1.1.3.Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
1.c.Assignments.
1.1.1.Permitted Assignments. Any Lender or the Issuing Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities that are not Ineligible Institutions or competitors of the Borrower or any Subsidiary in any of their respective lines of business (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender’s rights and obligations under this Agreement. Such assignment shall be made pursuant to an Assignment and Assumption. The consent of the Borrower, so long as no Default exists, shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an affiliate thereof (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof). The consent of (i) the Agent, and (ii) provided that JPMorgan is at such time the Principal Issuing Lender, JPMorgan in its capacity as such shall be required prior to any assignment. Any consent required under this Section 12.3.1 shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an affiliate thereof shall (unless the Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or its outstanding Loans and L/C Interests (if the applicable Commitment has been terminated). The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. The Agent shall, acting for this purpose only as an agent of the Borrower, maintain a copy of each assignment and acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment or/and the principal amount (and stated interest) of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the Agent shall treat each person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.
1.1.2.Effect; Effective Date. Upon (i) delivery to the Agent of an Assignment and Assumption in respect of the applicable assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The Assignment and Assumption shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Interests under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the

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rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and L/C Interests assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
1.d.Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.
1.e.Tax Treatment. If any interest in any Loan Document is transferred to any Transferee, the transferor Lender or the assigning Lender shall cause the Transferee, concurrently with the effectiveness of such transfer or assignment, to comply with the provisions of Section 3.5.
ARTICLE 13
NOTICES
1.a.Notices; Electronic Communication.
1.1.1.Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 13.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(1)if to the Borrower, to it at 1000 Alfred Nobel Drive, Hercules, California 94547, Attention of Treasurer (Telecopy No. (510) 741-5815; Telephone No. (510) 741-6142), with a copy to Attention of General Counsel (Telecopy No. (510) 741-5865);
(2)if to the Agent, (A) in the case of borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention of Duyanna Goodlet (Telecopy No. (888) 303-9732) and (B) in the case of borrowings denominated in any other Agreed Currency, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 560 Mission Street, 19th Floor, San Francisco, California, Attention of Alex Rogin (Telecopy No. (415) 315-5722);
(3)if to JPMorgan as an Issuing Lender, to it at JPMorgan Chase Bank, N.A., Sarjapur Outer Ring Rd, Vathur Hobli, Floor 04, Bangalore, 560 087 India, Attention of Dinesh Chandrasekaran (Telecopy No. (312) 256-2608), or in the case of any other Issuing Lender, to it at the address and telecopy number specified from time to time by such Issuing Lender to the Borrower and the Agent; and

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(4)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in Section 13.1.2, shall be effective as provided in such Section.
1.1.2.Electronic Communications.
(1)Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(2)Unless the Agent otherwise prescribes, (1) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (2) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (2), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (1) and (2) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
1.1.3.Change of Address, Etc. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
1.1.4.Electronic Systems.
(1)The Borrower agrees that the Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(2)Any Electronic System used by the Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Lenders or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively,

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any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
ARTICLE 14
COUNTERPARTS
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
ARTICLE 15
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
1.a.CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. EACH OF THE LENDERS AND THE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, NOTWITHSTANDING THE GOVERNING LAW PROVISIONS OF ANY APPLICABLE LOAN DOCUMENT, ANY CLAIMS BROUGHT AGAINST THE AGENT BY ANY LENDER RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE CONSUMMATION OR ADMINISTRATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS..
1.b.CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY

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IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT, ANY ISSUING LENDER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER, ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
1.c.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[Signature Pages Follow]

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PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Adjusted ~~LIBO~~Term SOFR Rate, Adjusted EURIBOR Rate or Central Bank Rate	1.125%	1.250%	1.375%	1.500%	1.750%
Floating Rate	0.125%	0.250%	0.375%	0.500%	0.750%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Commitment Fee	0.125%	0.150%	0.175%	0.200%	0.250%
Letter of Credit Fee	1.125%	1.250%	1.375%	1.500%	1.750%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 0.75 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than or equal to 2.25 to 1.00.
“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than or equal to 3.00 to 1.00.
“Level V Status” exists at any date if the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.
“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

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The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five (5) Business Days after the Agent has received the applicable Financials. If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five (5) Business Days after such Financials are so delivered. Notwithstanding the foregoing, Level I shall be deemed to be applicable with respect to the Applicable Margin and the Applicable Fee Rate until the Agent’s receipt of the applicable Financials for the Borrower’s first fiscal quarter ending after the Closing Date (unless such financial statements demonstrate that Level II, III, IV or V should have been applicable during such period, in which case such other Level shall be deemed to be applicable during such period) and adjustments to the Status then in effect shall thereafter be effected in accordance with the preceding sentences.

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